                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

================================================================================

                                                    PUBLISHED CUSIP NUMBER: ____

                                  $320,000,000
                            FIRST LIEN SENIOR SECURED
                                CREDIT AGREEMENT

                            Dated as of March 3, 2006

                                      Among

                              OPEN SOLUTIONS INC.,
                                  as Borrower,

                          THE GUARANTORS NAMED HEREIN,
                                 as Guarantors,

      THE INITIAL LENDERS, INITIAL SWING LINE BANK AND INITIAL ISSUING BANK
                                  NAMED HEREIN,
      as Initial Lenders, Initial Swing Line Bank and Initial Issuing Bank,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                  as Administrative Agent and Collateral Agent

                                   ----------

                         WACHOVIA CAPITAL MARKETS, LLC,
              as Sole Bookrunner Manager and as Sole Lead Arranger

                                   ----------

================================================================================

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
-------                                                                     ----
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS...............................      2

SECTION 1.01. Certain Defined Terms......................................      2
SECTION 1.02. Computation of Time Periods; Other Definitional
              Provisions.................................................     27
SECTION 1.03. Accounting Terms...........................................     27

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT...     28

SECTION 2.01. The Advances and the Letters of Credit.....................     28
SECTION 2.02. Making the Advances........................................     29
SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of
              Credit.....................................................     31
SECTION 2.04. Repayment of Advances......................................     33
SECTION 2.05. Termination or Reduction of the Commitments................     35
SECTION 2.06. Prepayments................................................     35
SECTION 2.07. Interest...................................................     37
SECTION 2.08. Fees.......................................................     38
SECTION 2.09. Conversion of Advances.....................................     38
SECTION 2.10. Increased Costs, Etc.......................................     39
SECTION 2.11. Payments and Computations..................................     41
SECTION 2.12. Taxes......................................................     43
SECTION 2.13. Sharing of Payments, Etc...................................     45
SECTION 2.14. Use of Proceeds............................................     46
SECTION 2.15. Defaulting Lenders.........................................     46
SECTION 2.16. Evidence of Debt...........................................     48
SECTION 2.17. Incremental Facilities.....................................     49

ARTICLE III CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT.....     51

SECTION 3.01. Conditions Precedent to Initial Extension of Credit........     51
SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and
              Renewal....................................................     56
SECTION 3.03. Determinations Under Section 3.01..........................     57

ARTICLE IV REPRESENTATIONS AND WARRANTIES................................     57

SECTION 4.01. Representations and Warranties of the Loan Parties.........     57

ARTICLE V COVENANTS OF THE LOAN PARTIES..................................     63

SECTION 5.01. Affirmative Covenants......................................     63
SECTION 5.02. Negative Covenants.........................................     68
SECTION 5.03. Reporting Requirements.....................................     77
SECTION 5.04. Financial Covenants........................................     81

ARTICLE VI EVENTS OF DEFAULT.............................................     82

SECTION 6.01. Events of Default..........................................     82
SECTION 6.02. Actions in Respect of the Letters of Credit upon Default...     85

ARTICLE VII THE AGENTS...................................................     85

SECTION 7.01. Authorization and Action...................................     85
SECTION 7.02. Agents' Reliance, Etc......................................     86
SECTION 7.03. Wachovia and Affiliates....................................     87
SECTION 7.04. Lender Party Credit Decision...............................     87
SECTION 7.05. Indemnification............................................     87
SECTION 7.06. Successor Agents...........................................     88
SECTION 7.07. Administrative Agent May File Proofs of Claim..............     89
SECTION 7.08. Collateral and Guaranty Matters............................     89
SECTION 7.09. Other Agents; Arrangers and Managers.......................     90
SECTION 7.10. Intercreditor Agreement....................................     90

ARTICLE VIII GUARANTY....................................................     90

SECTION 8.01. Guaranty; Limitation of Liability..........................     90
SECTION 8.02. Guaranty Absolute..........................................     91
SECTION 8.03. Waivers and Acknowledgments................................     92
SECTION 8.04. Payments Free and Clear of Taxes, Etc......................     93
SECTION 8.05. Continuing Guaranty; Assignments...........................     93
SECTION 8.06. Subrogation................................................     93
SECTION 8.07. Guaranty Supplements.......................................     94
SECTION 8.08. Subordination..............................................     94
SECTION 8.09. Limitations on Enforcement.................................     95

ARTICLE IX MISCELLANEOUS.................................................     95

SECTION 9.01. Amendments, Etc............................................     95
SECTION 9.02. Notices, Etc...............................................     97
SECTION 9.03. No Waiver; Remedies........................................     98
SECTION 9.04. Costs and Expenses.........................................     99
SECTION 9.05. Right of Set-off...........................................    100
SECTION 9.06. Binding Effect.............................................    101
SECTION 9.07. Assignments and Participations.............................    101
SECTION 9.08. Execution in Counterparts..................................    105
SECTION 9.09. No Liability of the Issuing Bank...........................    105
SECTION 9.10. Confidentiality............................................    105
SECTION 9.11. Release of Collateral......................................    106
SECTION 9.12. Patriot Act Notice.........................................    106
SECTION 9.13. Jurisdiction, Etc..........................................    106
SECTION 9.14. GOVERNING LAW..............................................    106
SECTION 9.15. WAIVER OF JURY TRIAL.......................................    107

SCHEDULES

Schedule I       - Commitments and Applicable Lending Offices
Schedule II      - Guarantors
Schedule III     - Pro Forma EBITDA
Schedule IV      - Cost Synergies
Schedule V       - BISYS Entities To Be Merged
Schedule 4.01(b) - Subsidiaries
Schedule 4.01(f) - Disclosed Litigation
Schedule 4.01(p) - Environmental Disclosure
Schedule 4.01(s) - Existing Debt
Schedule 4.01(t) - Surviving Debt
Schedule 4.01(u) - Liens
Schedule 4.01(v) - Owned Real Property
Schedule 4.01(w) - Investments
Schedule 4.01(x) - Intellectual Property
Schedule 4.01(y) - Material Contracts
Schedule 5.01(i) - Transactions with Affiliates

EXHIBITS

Exhibit A-1 - Form of Revolving Credit Note
Exhibit A-2 - Form of Term Note
Exhibit B   - Form of Notice of Borrowing
Exhibit C   - Form of Assignment and Acceptance
Exhibit D   - Form of Security Agreement
Exhibit E   - Form of Guaranty Supplement
Exhibit F   - Form of Solvency Certificate
Exhibit G   - Form of Intercreditor Agreement
Exhibit H   - Form of Opinion of Counsel to the Loan Parties
Exhibit I   - Form of Opinion of Local Counsel to the Loan Parties

                   FIRST LIEN SENIOR SECURED CREDIT AGREEMENT

          FIRST LIEN SENIOR SECURED CREDIT AGREEMENT, dated as of March 3, 2006, among OPEN SOLUTIONS INC., a Delaware corporation (the "BORROWER"), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), WACHOVIA BANK, NATIONAL ASSOCIATION ("WACHOVIA"), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, in such capacity, the "COLLATERAL AGENT") for the Secured Parties (as hereinafter defined), Wachovia, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, in such capacity, the "ADMINISTRATIVE AGENT" and, together with the Collateral Agent, the "AGENTS") for the Lender Parties (as hereinafter defined), and WACHOVIA CAPITAL MARKETS, LLC, as Sole Bookrunner Manager and a Sole Lead Arranger (in such capacities, the "ARRANGER").

                             PRELIMINARY STATEMENTS:

          (1) The Borrower formed Husky Acquisition Corporation, a Delaware corporation and a wholly-owned direct subsidiary ("ACQUISITIONCO"), for the purpose of acquiring (the "ACQUISITION") all of the issued and outstanding stock of BIS LP Inc., a Delaware corporation (the "COMPANY"), and all of the Company's Subsidiaries and assets, from BISYS Inc., a Delaware corporation (the "SELLER"), all pursuant to the terms of the Purchase Agreement (as hereinafter defined). After the Acquisition, the Borrower will own all of the issued and outstanding stock of AcquisitionCo and AcquisitionCo will own all of the issued and outstanding stock of the Company.

          (2) Simultaneously with entering into this Agreement, the Borrower is entering into a senior secured second lien term loan agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 5.02(k), the "SECOND LIEN TERM LOAN FACILITY") with the guarantors party thereto, the lenders party thereto, certain agents and arrangers party thereto and Wachovia, as administrative agent;

          (3) The Borrower has requested that (a) concurrently with the consummation of the Acquisition, the Lender Parties lend to the Borrower up to $290,000,000 pursuant to the Term Commitments under this Agreement which, together with the proceeds of advances made to the Borrower by the lenders under the Second Lien Term Loan Facility and at least $130,000,000 of cash on hand, shall be used to pay the purchase price in connection with the Acquisition, and to pay fees, expenses, and costs related thereto, and (b) from time to time, the Lender Parties lend to the Borrower and issue Letters of Credit for the account of the Borrower to provide working capital for and for other general corporate purposes of the Borrower and its Subsidiaries, pursuant to the Revolving Credit Commitments hereunder and in accordance with the terms of this Agreement. The Lender Parties have indicated their willingness to agree to lend such amounts and provide such Letters of Credit, but only on the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to Article VIII hereof.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACQUISITION" has the meaning specified in the Preliminary Statements.

          "ACQUISITIONCO" has the meaning specified in the Preliminary
     Statements.

          "ADMINISTRATIVE AGENT" has the meaning specified in the recital of parties to this Agreement.

          "ADMINISTRATIVE AGENT'S ACCOUNT" means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

          "ADVANCE" means a Term Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

          "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

          "AGENTS" has the meaning specified in the recital of parties to this Agreement.

          "AGREEMENT" means this First Lien Senior Secured Credit Agreement, as amended.

          "AGREEMENT VALUE" means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, (b) such Loan Party or Subsidiary was the sole "Affected Party" and (c) the Administrative Agent was the sole party determining such payment amount pursuant to the provisions of the ISDA Master Agreement in a commercially reasonable manner.

          "APPLICABLE LENDING OFFICE" means, with respect to each Lender Party, such Lender Party's Domestic Lending Office in the case of a Base Rate Advance and such Lender Party's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

          "APPLICABLE MARGIN" means (a) in respect of (i) the Term Facility,
     (1)1.50% per annum for Base Rate Advances and 2.50% per annum for Eurodollar Rate Advances and (ii) the Revolving

----------
(1) The initial rates and the rates stated in the grid will be increased by 50 basis points if the Facilities shall not be rated B1 or better by Moody's.

     Credit Facility, for the first two (2) full fiscal quarters after the Effective Date, 1.50% per annum for Base Rate Advances and 2.50% per annum for Eurodollar Rate Advances; (b) in respect of the Swing Line Facility, for the first two (2) full fiscal quarters after the Effective Date, 1.50% per annum; (c) in respect of the Revolving Credit Facility, for any time subsequent to the first two (2) full fiscal quarters after the Effective Date, the Applicable Margin for the Revolving Credit Facility shall be a percentage per annum determined by reference to the Total Leverage Ratio as set forth below:

                                     EURODOLLAR    BASE RATE
     TOTAL LEVERAGE RATIO           RATE ADVANCE    ADVANCE
     --------------------           ------------   ---------
Level I: > or = 4.50                    2.75%        1.75%
Level II: > or = 4.00 but < 4.50        2.50%        1.50%
Level III: > or = 3.50 but < 4.00       2.25%        1.25%
Level IV: < 3.50                        2.00%        1.00%

     ; and (d) in respect of the Swing Line Facility, for any time subsequent to the first two (2) fiscal quarters after the Effective Date, a percentage per annum determined by reference to the Total Leverage Ratio as set forth above for Base Rate Advances. Pursuant to clauses (c) and (d) above, in respect of the Revolving Credit Facility and the Swing Ling Facility, for any time after the first two (2) full fiscal quarters after the Effective Date, the Applicable Margin for each Base Rate Advance shall be determined by reference to the Total Leverage Ratio in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Total Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no reduction in the Applicable Margin shall be effective until the third Business Day after the date on which the Administrative Agent receives the certificate of the Chief Financial Officer of the Borrower to be delivered pursuant to
     Section 5.03(b) or (c), as the case may be, and (B) as of the third Business Day after the date on which the certificate described in clause
     (A) was required to have been delivered but was not delivered, the Applicable Margin shall be at Level I (in the case of the Revolving Credit Facility and the Swing Line Facility) for so long as the Borrower has not submitted to the Administrative Agent the information described in clause
     (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

          "APPROPRIATE LENDER" means, at any time, with respect to (a) either of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

          "APPROVED FUND" means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

          "ARRANGER" has the meaning specified in the recital of parties to this Agreement.

          "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of "ELIGIBLE Assignee"), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

          "ASSUMING LENDER" has the meaning specified in Section 2.17(d).

          "ASSUMPTION AGREEMENT" has the meaning specified in Section 2.17(d).

          "AVAILABLE AMOUNT" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

          "BANKRUPTCY LAW" means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

          "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

               (a) the rate of interest established by Wachovia in Charlotte, North Carolina from time to time as Wachovia's prime rate; and

               (b) 1/2 of 1% per annum plus the Federal Funds Rate.

          The Base Rate is not intended to be nor will it necessarily be the lowest rate of interest extended by Wachovia to its customers.

          "BASE RATE ADVANCE" means an Advance that bears interest as provided in Section 2.07(a)(i).

          "BORROWER" has the meaning specified in the recital of parties to this Agreement.

          "BORROWER'S ACCOUNT" means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

          "BORROWING" means a Term Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

          "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York, New York or Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

          "CAPITAL EXPENDITURES" means, for any Person for any period, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, computer software, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such

     Person. For purposes of this definition, (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be, (b) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with
     (i) insurance proceeds paid on account of loss or damage to the assets being replaced, restored or repaired or (ii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced shall not constitute Capital Expenditures, (c) the purchase of plant, property or equipment or software to the extent financed with the proceeds of dispositions that are not required to be applied to prepay Term Advances pursuant to Section 2.06(b) shall not constitute Capital Expenditures and (d) up to $1,500,000 in the aggregate of expenditures during the period from the Effective Date to March 31, 2006 relating to the licensing of computer software from a Person identified to the Administrative Agent shall not constitute Capital Expenditures.

          "CAPITALIZED LEASES" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          "CASH EQUIVALENTS" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries and having a maturity (except for clauses (d) and (g) below) of not greater than 12 months from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500 million, (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-2" (or the then equivalent grade) by Moody's or "A-2" (or the then equivalent grade) by S&P, (d) repurchase obligations of any Lender Party or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government, (e) securities issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities backed by standby letters of credit issued by any Lender Party or any commercial bank satisfying the requirements of clause
     (b) of this definition, or (g) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having combined capital and surplus of at least $500 million, and the portfolios of which are limited such that all or substantially all of such Investments are Investments of the character, quality and maturity described in clauses
     (a) through (f) of this definition.

          "CASUALTY RECEIPT" means any cash received by or paid to or for the account of any Person in respect of proceeds of insurance or condemnation awards (and payments in lieu thereof) in respect of equipment, fixed assets or real property (including improvements thereon).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

          "CFC" means an entity that is a controlled foreign corporation under
     Section 957 of the Internal Revenue Code.

          "CHANGE OF CONTROL" means the occurrence of any of the following: (a) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, the Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (b) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 of the Securities Exchange Act) of more than 30% of the shares of the Borrower; or (c) the occurrence of a "change of control", "change in control" or similar circumstance under the Second Lien Term Loan Facility, the Senior Subordinated Convertible Notes or any material subordinated debt instrument of the Borrower.

          "COLLATERAL" means all "Collateral" and "Mortgaged Property" referred to in the Collateral Documents upon which a Lien is purported to be created by any Collateral Document.

          "COLLATERAL ACCOUNT" has the meaning specified in the Security Agreement.

          "COLLATERAL AGENT" has the meaning specified in the recital of parties to this Agreement.

          "COLLATERAL AGENT'S OFFICE" means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

          "COLLATERAL DOCUMENTS" means the Security Agreement, the Mortgages, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j) or (k), and each other agreement that creates or purports to create or perfect a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, including under any intellectual property security agreement or supplement.

          "COMMITMENT" means a Term Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

          "COMMITMENT DATE" has the meaning specified in Section 2.17(b).

          "COMPANY" has the meaning specified in the Preliminary Statements.

          "CONFIDENTIAL INFORMATION" means information that any Loan Party furnishes to any Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party on a non-confidential basis from a source other than the Loan Parties.

          "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

          "CONTINUING DIRECTORS" means the directors of the Borrower on the Effective Date and each other director if, in each case, such other director's nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

          "CONVERSION", "CONVERT" and "CONVERTED" each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section
     2.09 or 2.10.

          "CURRENT ASSETS" of any Person means all assets of such Person (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified as current assets on a balance sheet of such Person.

          "CURRENT LIABILITIES" of any Person means all amounts that would, in accordance with GAAP, be classified as current liabilities on a balance sheet of such Person, but excluding (a) any Debt arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit and (b) the current portion of Funded Debt of such Person .

          "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations (contingent or otherwise) of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Equity Interests, (h) all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

          "DEBT FOR BORROWED MONEY" of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, (b) all obligations (contingent or otherwise) of such Person under acceptance, letter of credit or similar facilities at such date, (c) all Synthetic Debt of such Person at such date and (d) all earnouts with respect to acquisitions after such earnouts shall have become payable.

          "DEBT PROCEEDS INVESTMENT" means the investment made on the Effective Date by the Borrower in the equity or Debt of AcquisitionCo in the following amounts from the following sources: (a) $290,000,000 in proceeds from the Term Facility and (b) $60,000,000 in proceeds from the Second Lien Term Loan Facility.

          "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

          "DEFAULT INTEREST" has the meaning specified in Section 2.07(b).

          "DEFAULTED ADVANCE" means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time.

          "DEFAULTED AMOUNT" means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to
     (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to
     Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or the Issuing Bank pursuant to Section 7.05 to reimburse such Agent or the Issuing Bank for such Lender Party's ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(a), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

          "DEFAULTING LENDER" means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

          "DISCLOSED LITIGATION" has the meaning specified in Section 3.01(d).

          "DISQUALIFIED EQUITY INTEREST" means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in any case described in the foregoing clause (a), (b), (c) or (d), prior to the date that is 180 days after the Termination Date of the Term Facility.

          "DOMESTIC LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

          "EBITDA" means, at any date of determination, the sum, determined on a Consolidated basis, of (a) net income (or net loss) of the Borrower and its Subsidiaries, plus (b) without duplication and to the extent deducted in determining such net income, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any non-cash charges, non-cash losses or non-cash expenses (including without limitation non-cash stock option expenses), (vi) any non-recurring fees, non-recurring cash charges or other non-recurring cash expenses in an aggregate amount which, for any Measurement Period, when aggregated with the amount of extraordinary or non-recurring cash losses described in clause (vii) below for such Measurement Period, do not exceed $5 million,
     (vii) any extraordinary or non-recurring cash losses which, for any Measurement Period, when aggregated with the amount of non-recurring fees, non-recurring cash charges and other non-recurring cash expenses described in clause (vi) above for such Measurement Period, do not exceed $5 million,
     (viii) any losses in respect of disposal of discontinued operations, and
     (ix) any losses in respect of business dispositions or asset dispositions outside the ordinary course of business, in each case of the Borrower and its Subsidiaries determined in accordance with GAAP for the most recently completed Measurement Period, minus (c) without duplication and to the extent included in determining Consolidated net income, (i) any cash payments made or any reversal recorded during such period in respect of non-cash charges described in clause (b)(v) taken in a prior period, (ii) any extraordinary or non-recurring gains and (iii) any gains in respect of disposal of discontinued operations, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for the most recently completed Measurement Period; provided that for each of the three fiscal quarters ended June 30, 2005, September 30, 2005 and December 31, 2005, EBITDA shall be the pro forma amounts set forth on Schedule III hereto; provided further that for purposes of calculating EBITDA as of the Effective Date and for each of the three Measurement Periods ending June 30, 2006, September 30, 2006 and December 31, 2006, "cost synergies" related to the Acquisition shall be deemed to be as set forth in Schedule IV hereto. The historical EBITDA for any Measurement Period of entities (A) that are acquired by the Borrower or any of its Subsidiaries after the Effective Date as permitted under the Loan Documents will be included in the calculation of EBITDA and (B) that are disposed of by the Borrower or any of its Subsidiaries after the Effective Date will be excluded in the calculation of EBITDA; provided that, in the case of entities that are acquired by the Borrower or any of its Subsidiaries after the Effective Date, the Administrative Agent shall be furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of such entities (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that the Borrower has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large business or group of businesses), reasonably satisfactory to the Administrative Agent in all respects, confirming such historical results. In addition the calculation of EBITDA may be adjusted in a manner reasonably satisfactory to the Administrative Agent based on cost savings resulting from expense reductions related to any acquisition of entities by the Borrower or any of its Subsidiaries after the Effective Date as permitted under the Loan Documents, provided that the Administrative Agent shall have received such information relating to such acquisition as the Administrative Agent shall have reasonably requested.

          "EFFECTIVE DATE" has the meaning specified in Section 3.01.

          "ELIGIBLE ASSIGNEE" means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund, (d) any Federal Reserve Bank, and (e) any other Person (other than an individual) approved by (i) the Administrative Agent, and (ii) in the case of an assignment of a Revolving Credit Commitment, (x) the Issuing Bank and (y) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld, delayed or conditioned); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

          "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety (to the extent relating to exposure to Hazardous Materials) or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "ENVIRONMENTAL LAW" means any applicable Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or legally binding agency interpretation, policy or guidance relating to pollution or protection of the environment, health or safety (to the extent relating to exposure to Hazardous Materials) or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "EQUITY INTERESTS" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

          "EQUITY INVESTMENT" means the Excess Cash Investment and the Debt Proceeds Investment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA AFFILIATE" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b) or
     (c) of the Internal Revenue Code or, solely for purposes of Section 412 of the Internal Revenue Code and Section 302 of ERISA, Section 414(m) or (o) of the Internal Revenue Code.

          "ERISA EVENT" means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9),
     (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or
     (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

          "ESCROW BANK" has the meaning specified in Section 2.15(b).

          "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "EURODOLLAR LENDING OFFICE" means, with respect to any Lender Party, the office of such Lender Party specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

          "EURODOLLAR RATE" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates), by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

          "EURODOLLAR RATE ADVANCE" means an Advance that bears interest as provided in Section 2.07(a)(ii).

          "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

          "EXCESS CASH FLOW" means, for any period,

               (a) the sum of:

                    (i) Consolidated net income (or loss) of the Borrower and
               its Subsidiaries for such period plus

                    (ii) the aggregate amount of all non cash charges deducted in arriving at such Consolidated net income (or loss) plus

                    (iii) if there was a net increase in Consolidated Current
               Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

                    (iv) if there was a net decrease in Consolidated Current
               Assets of the Borrower and its Subsidiaries during such period, the amount of such net decrease less

               (b) the sum of:

                    (i) the aggregate amount of all non cash credits included in arriving at such Consolidated net income (or loss) plus

                    (ii) if there was a net decrease in Consolidated Current
               Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net decrease plus

                    (iii) if there was a net increase in Consolidated Current
               Assets of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

                    (iv) the aggregate amount of Capital Expenditures of the
               Borrower paid in cash during such period solely to the extent permitted by this Agreement plus

                    (v) the aggregate amount of all regularly scheduled
               principal payments of Funded Debt made during such period to the extent permitted by this Agreement plus

                    (vi) the aggregate principal amount of all optional
               prepayments of Funded Debt (other than Funded Debt that is revolving in nature) made during such period to the extent permitted by this Agreement plus

                    (vii) the aggregate principal amount of all commitment
               reductions in the Revolving Credit Facility made during such period or, if less, the amount of mandatory prepayments of the Revolving Credit Facility pursuant to Section 2.06(b)(iii) resulting from such commitment reductions plus

                    (viii) the aggregate principal amount of all mandatory
               prepayments of the Term Facilities made during such period pursuant to Section 2.06(b)(ii) in respect of Net Cash Proceeds of the type described in clause (a) of the definition thereof to the extent that the applicable Net Cash Proceeds were taken into account in calculating such Consolidated net income (or loss) for such period plus

                    (ix) the aggregate amount of restricted payments made in
               cash during such period pursuant to Section 5.02(g) to the extent that such restricted payments were financed with internally generated funds; plus

                    (x) the amount of Investments made in cash during such
               period pursuant to Section 5.02(f) to the extent financed with internally generated funds.

          "EXCESS CASH INVESTMENT" means the investment made in cash on the Effective Date by the Borrower from its excess cash on hand in the common equity or Debt of AcquisitionCo in an amount not less than $130,000,000.

          "EXISTING DEBT" means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.

          "EXTENSION OF CREDIT" means the making of an Advance or the issuance or renewal of a Letter of Credit.

          "FACILITY" means the Term Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

          "FACILITY INCREASE" has the meaning specified in Section 2.17(a).

          "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "FEE LETTER" means the third amended and restated fee letter dated December 14, 2005 among the Borrower , the Administrative Agent and the Arranger, as amended.

          "FISCAL YEAR" means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

          "FIXED CHARGE COVERAGE RATIO" means, at any date of determination, the ratio of (a) Consolidated EBITDA minus an amount equal to all Capital Expenditures (other than those constituting Capitalized Leases) made by or on behalf of the Borrower and its Subsidiaries for the most recently completed Measurement Period to (b) the sum of (i) interest payable in cash on, and amortization of debt discount in respect of, all Debt for Borrowed Money plus (ii) the scheduled principal amounts of all Debt for Borrowed Money payable during such Measurement Period plus (iii) the aggregate amount of current taxes payable on income of the Borrower and its Subsidiaries on a consolidated basis and payable in cash, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period; provided that (x) for the Measurement Period ending June 30, 2006, the amounts of Capital Expenditures, interest, principal and taxes shall be determined by multiplying the amount for the quarter ending on such date by 4, (y) for the Measurement Period ending September 30, 2006, the amounts of Capital Expenditures, interest, principal and taxes shall be determined by multiplying the amount for the two quarters ending on such date by 2, (z) for the Measurement Period ending December 31, 2006, the amounts of Capital Expenditures, interest, principal and taxes shall be determined by multiplying the amount for the three quarters ending on such date by 4/3.

          "FOREIGN BENEFIT ARRANGEMENT" has the meaning specified in Section 4.01(o)(v).

          "FOREIGN PLAN" has the meaning specified in Section 4.01(o)(v).

          "FUND" means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "FUNDED DEBT" of any Person means Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, excluding all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

          "GAAP" has the meaning specified in Section 1.03.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

          "GOVERNMENTAL AUTHORIZATION" means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

          "GRANTING LENDER" has the meaning specified in Section 9.07(k).

          "GUARANTEED DEBT" means, with respect to any Person, any obligation or arrangement of such Person to guarantee any Debt, leases, dividends or other payment obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          "GUARANTEED OBLIGATIONS" has the meaning specified in Section 8.01.

          "GUARANTORS" means the Subsidiaries of the Borrower listed on Schedule II hereto (which, for the avoidance of doubt shall not include the Company or the Subsidiaries of the Company listed on Schedule V hereto) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.01(j).

          "GUARANTY" means the guaranty set forth in Article VIII together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

          "GUARANTY SUPPLEMENT" has the meaning specified in Section 8.07.

          "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, toxic mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "HEDGE AGREEMENTS" means interest rate, commodity or currency swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements (including, without limitation, all "swap agreements" as defined in 11 U.S.C. Section 101).

          "HEDGE BANK" means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

          "INCREASE DATE" has the meaning specified in Section 2.17(a).

          "INCREASING LENDER" has the meaning specified in Section 2.17(b).

          "INDEMNIFIED PARTY" has the meaning specified in Section 9.04(b).

          "INFORMATION MEMORANDUM" means the information memorandum dated October 2005 used by the Arranger in connection with the syndication of the Commitments.

          "INITIAL EXTENSION OF CREDIT" means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

          "INITIAL ISSUING BANK" means Wachovia.

          "INITIAL LENDER PARTIES" means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

          "INITIAL LENDERS" means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

          "INITIAL SWING LINE BANK" means Wachovia.

          "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "INTELLECTUAL PROPERTY SECURITY AGREEMENT" has the meaning specified in the Security Agreement.

          "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement, in substantially the form of Exhibit G hereto, between the Collateral Agent and the collateral agent for the Second Lien Term Loan Facility and acknowledged by the Borrower, as amended.

          "INTEREST PERIOD" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, six or, if available to all Lenders of such Eurodollar Rate Advance, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

               (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after the applicable Termination Date for such Facility;

               (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

               (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "INVENTORY" means has the meaning specified in Section 1(b) of the Security Agreement.

          "INVESTMENT" means any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of any Person which does not constitute a Capital Expenditure, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of "DEBT" in respect of any Person.

          "ISDA MASTER AGREEMENT" means the Master Agreement
     (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

          "ISSUING BANK" means the Initial Issuing Bank and any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

          "L/C COLLATERAL ACCOUNT" has the meaning specified in the Security Agreement.

          "L/C DISBURSEMENT" means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

          "L/C RELATED DOCUMENTS" has the meaning specified in Section 2.04(d)(ii)(A).

          "LENDER PARTY" means any Lender, the Issuing Bank or the Swing Line Bank.

          "LENDERS" means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

          "LETTER OF CREDIT ADVANCE" means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

          "LETTER OF CREDIT AGREEMENT" has the meaning specified in Section 2.03(a).

          "LETTER OF CREDIT COMMITMENT" means, with respect to the Issuing Bank at any time, the obligation of the Issuing Bank to issue Letters of Credit in an aggregate face amount not to exceed the amount set forth opposite the Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit Commitment" or, if the Issuing Bank has entered into an Assignment and Acceptance, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05. The initial Letter of Credit Commitment shall be $5,000,000.

          "LETTER OF CREDIT FACILITY" means, at any time, an amount equal to the amount of the Issuing Bank's Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "LETTERS OF CREDIT" has the meaning specified in Section 2.01(d).

          "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "LOAN DOCUMENTS" means (a) this Agreement (including the Guaranty),
     (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter, (e) each Letter of Credit Agreement and (f) the Intercreditor Agreement, in each case as amended, and excluding any Secured Hedge Agreement.

          "LOAN PARTIES" means the Borrower and the Guarantors.

          "MAJORITY FACILITY LENDERS" means (a) with respect to the Term Facility, the holders of at least a majority in interest of the aggregate unpaid principal amount of the Term Advances or (b) with respect to the Revolving Credit Facility, the Required Revolving Credit Lenders.

          "MARGIN STOCK" has the meaning specified in Regulation U.

          "MATERIAL ADVERSE CHANGE" means (a) any event, condition or circumstance, individually or in the aggregate, that has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, operations or financial condition of the Borrower and its subsidiaries, taken as a whole, or (b) an effect, event, occurrence, state of facts, or development that is or would reasonably be expected to be, in each case, individually or together with any other effect, event, occurrence, state of facts, or development, materially adverse, (i) as to the Company, to the assets, liabilities, financial condition, or results of operations of the Company and the Subsidiaries taken as a whole or (ii) as to a party to the Purchase Agreement, on the ability of such party to perform its obligations under the Purchase Agreement or consummate the Acquisition; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Material Adverse Change to the extent such changes or effects do not result from or relate to or are not exacerbated by any failure to comply with any "Law" (as defined in the Purchase Agreement) by any of the Seller and its "Affiliates"

     (as defined in the Purchase Agreement); any adverse change, effect, event, occurrence, state of facts, or development caused by (A) the execution or delivery of the Purchase Agreement by the parties thereto or the public announcement of the identity of the Borrower as purchaser under the Purchase Agreement or the Transactions (as defined in the Purchase Agreement); (B) conditions affecting the industry in which the Company or any of its Subsidiaries participate, the United States economy as a whole, or the capital markets in general, which do not disproportionately impact the Company and its Subsidiaries taken as a whole; (C) an act of terrorism, or an escalation of war, or hostilities involving the United States which do not disproportionately impact the Company and its Subsidiaries taken as a whole; or (D) a change in GAAP after the date of the Purchase Agreement which does not disproportionately impact the Company and its Subsidiaries taken as a whole. Solely for purposes of this definition, the term "Subsidiaries" shall have the meaning ascribed thereto in the Purchase Agreement.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, properties, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Transaction Document or
     (c) the ability of any Loan Party to perform its obligations under any Transaction Document to which it is or is to be a party.

          "MATERIAL CONTRACT" means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration reasonably expected to be payable to or by such Person of $12,500,000 or more during any Fiscal Year.

          "MEASUREMENT PERIOD" means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

          "MOODY'S" means Moody's Investors Service, Inc.

          "MORTGAGE POLICIES" has the meaning specified in Section 3.01(a)(iii)(B).

          "MORTGAGES" has the meaning specified in Section 3.01(a)(iii).

          "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has or could reasonably be expected, under Title IV of ERISA, to have any other obligation or liability.

          "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could be reasonably likely to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "NET CASH PROCEEDS" means, with respect to (a) any sale, lease, transfer or other disposition of any asset of or by any Person or (b) the incurrence or issuance of any Debt by any Person or (c) the sale or issuance of any Equity Interests by (including, without limitation, any capital contribution to) any Person or (d) any Casualty Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (ii) the amount of taxes payable in connection with or as a result of such transaction and (iii) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon the consummation of such transactions (including interest, premium and other amounts required to be paid in connection therewith), in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (ii) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party or such Subsidiary may deduct an amount (the "RESERVED AMOUNT") equal to the amount reserved in accordance with GAAP for such Loan Party's or such Subsidiary's reasonable estimate of such taxes, other than taxes for which such Loan Party or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute "Net Cash Proceeds" of the type for which such taxes were reserved for all purposes hereunder; provided further that Net Cash Proceeds shall not include any cash receipts from any transaction described in clause (a) or (d) above to the extent (A) such cash receipts are reinvested in the business of the Borrower and its Subsidiaries (including through the purchase of at least a majority of the Equity Interests in a Person engaged in the businesses engaged in by the Borrower and its Subsidiaries or businesses reasonably related or ancillary thereto) within 270 days after the date of receipt thereof or (B) the proceeds of such cash receipts (individually or in the aggregate) from any such transaction shall not exceed $1,000,000.

          "NEW OWNED PROPERTY" has the meaning specified in Section 5.01(j).

          "NOTE" means a Term Note or a Revolving Credit Note.

          "NOTICE OF BORROWING" has the meaning specified in Section 2.02(a).

          "NOTICE OF ISSUANCE" has the meaning specified in Section 2.03(a).

          "NOTICE OF RENEWAL" has the meaning specified in Section 2.01(d).

          "NOTICE OF SWING LINE BORROWING" has the meaning specified in Section 2.02(b).

          "NOTICE OF TERMINATION" has the meaning specified in Section 2.01(d).

          "NPL" means the National Priorities List under CERCLA.

          "OBLIGATION" means the obligations of any Loan Party under the Loan Documents, including (a) the obligation to pay principal, interest, Letter of Credit commissions, reimbursement amounts, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

          "OTHER TAXES" has the meaning specified in Section 2.12(b).

          "OWNED REAL PROPERTIES" means those properties listed in Schedule 4.01(v) hereto.

          "PATRIOT ACT" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

          "PERMITTED ENCUMBRANCES" has the meaning specified in the Mortgages.

          "PERMITTED LIENS" means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings diligently prosecuted and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers' compensation laws, unemployment insurance or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Debt for Borrowed Money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary of the Borrower; (f) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(g); (g) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary of the Borrower or (ii) secure any Debt; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (i) Liens representing any interest or title of a licensor, lessor or sub-licensor under any lease or license entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 5.02(f)(ix) and (x) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to dispose of any property in a disposition permitted under
     Section 5.02(e), in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement; (l) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business that are not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business; and (m) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

          "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

          "PLEDGED DEBT" has the meaning specified in the Security Agreement.

          "PLEDGED SHARES" has the meaning specified in the Security Agreement.

          "POST PETITION INTEREST" has the meaning specified in Section 8.08(b).

          "PRO RATA SHARE" of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is an amount equal to the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

          "PURCHASE AGREEMENT" means the Purchase Agreement, dated as of September 15, 2005, by and among the Borrower, AcquisitionCo, the Company and the Seller.

          "QUALIFIED EQUITY INTERESTS" means any Equity Interests that are not Disqualified Equity Interests.

          "RECEIVABLES" has the meaning specified in Section 1(c) of the Security Agreement.

          "REDUCTION AMOUNT" has the meaning specified in Section 2.06(b)(vi).

          "REGISTER" has the meaning specified in Section 9.07(d).

          "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "RELATED DOCUMENTS" means the Purchase Agreement and the Second Lien Term Loan Facility.

          "REQUIRED LENDERS" means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Term Commitments at such time and (d) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused Term Commitment of such Lender at such time and (iv) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

          "REQUIRED REVOLVING CREDIT LENDERS" means, at any time, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of (i) the Revolving Credit Advances,
     (ii) the Swing Line Advances and (iii) the Letter of Credit Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Revolving Credit Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Revolving Credit Lenders at such time (i) the aggregate principal amount of (A) the Revolving Credit Advances, (B) the Swing Line Advances and (C) the Letter of Credit Advances owing to such Revolving Credit Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, (ii) such Revolving Credit Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Revolving Credit Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

          "RESPONSIBLE OFFICER" means any officer of any Loan Party or any of its Subsidiaries.

          "REVOLVING CREDIT ADVANCE" has the meaning specified in Section
     2.01(b).

          "REVOLVING CREDIT BORROWING" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

          "REVOLVING CREDIT COMMITMENT" means, with respect to any Revolving Credit Lender at any time, the obligation of such Revolving Credit Lender, if any, to make Revolving Credit Advances and participate in Swingline Advances and Letter of Credit Advances in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender's "Revolving Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05. The initial aggregate amount of the Revolving Credit Commitments shall be $30,000,000.

          "REVOLVING CREDIT FACILITY" means, at any time, the aggregate amount of the Revolving Credit Lenders' Revolving Credit Commitments at such time.

          "REVOLVING CREDIT LENDER" means any Lender that has a Revolving Credit Commitment.

          "REVOLVING CREDIT NOTE" means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended, endorsed or replaced.

          "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

          "SECOND LIEN TERM LOAN FACILITY" has the meaning specified in the Preliminary Statements.

          "SECURED HEDGE AGREEMENT" means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank and that is secured by the Collateral Documents.

          "SECURED OBLIGATIONS" has the meaning specified in Section 2 of the Security Agreement and shall include, without limitation, the obligations of the Borrower under each Secured Hedge Agreement.

          "SECURED PARTIES" means the Agents, the Lender Parties and the Hedge Banks.

          "SECURITY AGREEMENT" has the meaning specified in Section
     3.01(a)(iii).

          "SECURITIES EXCHANGE ACT" means Securities Exchange Act of 1934, as amended from time to time

          "SELLER" has the meaning specified in the Preliminary Statements.

          "SENIOR DEBT FOR BORROWED MONEY" of any Person means all Debt for Borrowed Money of such Person other than Debt for Borrowed Money that is subordinated (on terms and conditions satisfactory to the Administrative Agent) to the Obligations of such Person under the Loan Documents.

          "SENIOR LEVERAGE RATIO" means, at any date of determination, the ratio of (a) Consolidated total Senior Debt for Borrowed Money of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

          "SENIOR SUBORDINATED CONVERTIBLE NOTES" means the senior subordinated convertible notes due 2035 issued by the Borrower pursuant to the Senior Subordinated Convertible Notes Indenture, as amended to the extent permitted under the Loan Documents.

          "SENIOR SUBORDINATED CONVERTIBLE NOTES INDENTURE" means the indenture dated as of February 2, 2005 between the Borrower and U.S. Bank National Association, as trustee, as amended to the extent permitted under the Loan Documents.

          "SINGLE EMPLOYER PLAN" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could be reasonably likely to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such

     Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SPC" has the meaning specified in Section 9.07(k).

          "SUBORDINATED OBLIGATIONS" has the meaning specified in Section 8.08.

          "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

          "SUPPLEMENTAL COLLATERAL AGENT" has the meaning specified in Section 7.01(c).

          "SURVIVING DEBT" means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

          "SWING LINE ADVANCE" means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Revolving Credit Lender pursuant to
     Section 2.02(b).

          "SWING LINE BANK" means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

          "SWING LINE BORROWING" means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Revolving Credit Lenders pursuant to Section 2.02(b).

          "SWING LINE COMMITMENT" means, with respect to the Swing Line Bank at any time, the obligation of the Swing Line Bank to make Swing Line Advances in an aggregate principal amount not to exceed the amount set forth opposite the Swing Line Bank's name on Schedule I hereto under the caption "Swing Line Commitment" or, if the Swing Line Bank has entered into an Assignment and Acceptance, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Swing Line Bank's "Swing Line Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05. The initial Swing Line Commitment is $5,000,000.

          "SWING LINE FACILITY" means, at any time, an amount equal to the amount of the Swing Line Bank's Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

          "SYNTHETIC DEBT" means, with respect to any Person, without duplication of any clause within the definition of 'Debt," all obligations of such Person that do not appear as indebtedness or liabilities on the balance sheet of such Person in respect of transactions entered into by such Person that are intended to function primarily as a financing or a borrowing of funds or that, upon the insolvency or bankruptcy of such Person or otherwise upon application of any Bankruptcy Law to such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment), including, without limitation, under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a "synthetic lease").

          "TAXES" has the meaning specified in Section 2.12(a).

          "TERM ADVANCE" has the meaning specified in Section 2.01(a).

          "TERM BORROWING" means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

          "TERM COMMITMENT" means, with respect to any Term Lender at any time, the obligation of such Term Lender, if any, to make Term Advances in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Commitment" or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender's "Term Commitment", as such amount may be reduced at or prior to such time pursuant to Section
     2.05. The initial aggregate amount of the Term Commitments shall be $290,000,000.

          "TERM FACILITY" means, at any time, the aggregate amount of the Term Lenders' Term Commitments at such time.

          "TERM LENDER" means any Lender that has a Term Commitment.

          "TERM NOTE" means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender, as amended, endorsed or replaced.

          "TERMINATION DATE" means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment, the Swing Line Commitment and the Term Commitments pursuant to Section 2.05 or 6.01 and (b) (i) for purposes of the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, March 3, 2011 and
     (ii) for purposes of the Term Facility, September 3, 2011.

          "TOTAL LEVERAGE RATIO" means, at any date of determination, the ratio of (a) Consolidated total Debt for Borrowed Money of the Borrower and its Subsidiaries at such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

          "TRANSACTION" means the Acquisition and the other transactions contemplated by the Transaction Documents.

          "TRANSACTION DOCUMENTS" means, collectively, the Loan Documents and the Related Documents.

          "TYPE" refers to the distinction between Advances bearing interest based on the Base Rate and Advances bearing interest based on the Eurodollar Rate.

          "UNUSED REVOLVING CREDIT COMMITMENT" means, with respect to any Revolving Credit Lender at any time, an amount equal to (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all unreimbursed Letter of Credit Advances made by the Issuing Bank pursuant to
     Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all unreimbursed Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

          "VOTING INTERESTS" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "WELFARE PLAN" means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could be reasonably likely to have liability.

          "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

          "WACHOVIA" has the meaning specified in the Preliminary Statements.

          "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products of (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, multiplied by (ii) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

     SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "FROM" means "from and including" and the words "TO" and "UNTIL" each mean "to but excluding". References in the Loan Documents to any agreement or contract "AS AMENDED" shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time

("GAAP"). Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

     SECTION 2.01. The Advances and the Letters of Credit. (a) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a "TERM ADVANCE") to the Borrower on the Effective Date in an amount not to exceed such Lender's Term Commitment at such time, consisting of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

          (b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "REVOLVING CREDIT ADVANCE") to the Borrower from time to time on any Business Day during the period from the day after the Effective Date until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender's Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender's Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

          (c) The Swing Line Advances. The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in respect of the Revolving Credit Facility (i) in an aggregate amount for all Swing Line Advances not to exceed at any time outstanding the Swing Line Bank's Swing Line Commitment at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $100,000 or an integral multiple of $50,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause
(ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this
Section 2.01(c). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to such Lender's Pro Rata Share of such Swing Line Advance.

          (d) The Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (the "LETTERS OF CREDIT") in U.S. dollars for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 60 days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit, not to exceed at any time the Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit, not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (a) one year after its date of issuance and (b) the fifth Business Day prior to the Termination Date in respect of the Revolving Credit Facility, but may by its terms be renewable annually upon written notice (a "NOTICE OF RENEWAL") given to the Issuing Bank (who shall promptly notify the Administrative Agent) on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit that such Letter of Credit will not be so renewed (a "NOTICE OF TERMINATION"); provided that the terms of each Letter of Credit that is renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than five Business Days before the Termination Date in respect of the Revolving Credit Facility. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been renewed. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this
Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(d).

     SECTION 2.02. Making the Advances. (a) Except as otherwise provided in
Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof. Each such notice of a Borrowing (a "NOTICE OF BORROWING") shall be in writing, or by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 12:00 Noon (Charlotte, North Carolina time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account or by wire transfer of such funds to an account specified by the

Borrower; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

          (b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a "NOTICE OF SWING LINE BORROWING") shall be in writing, or by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested
(i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent's Account, in same day funds. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account or by wire transfer of such funds to an account specified by the Borrower.

          (ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent's Account, in same day funds, not later than 12:00 Noon on the day specified in such Notice of Borrowing.

          (iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender's payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

          (iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

          (v) Each Revolving Credit Lender's obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line

Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender's obligation to make Revolving Credit Advances pursuant to Section 2.02(b)(ii) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

          (c) Anything in subsection (a) above to the contrary notwithstanding,
(i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder, or for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to
Section 2.09(b)(ii) or 2.10(c) or (d) and (ii) the Advances may not be outstanding as part of more than 15 separate Borrowings.

          (d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of the Borrower's failure to borrow on the date specified therein as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (e) Unless the Administrative Agent shall have received written notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at the Federal Funds Rate. In the event such Lender does not pay such amount to the Administrative Agent within three Business Days, the Borrower shall repay such amount to the Administrative Agent with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent at the interest rate applicable at such time under Section
2.07 to Advances comprising such Borrowing. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing as of the date of such Borrowing for all purposes.

          (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the tenth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank, which shall give to the Administrative Agent prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a "NOTICE OF ISSUANCE") shall be in writing, or by telephone, confirmed immediately in writing, or telecopier or electronic communication, specifying therein the requested (i) date of such issuance (which shall be a Business Day),
(ii) Available Amount of such Letter of Credit (which amount shall not be less than $100,000 unless otherwise agreed by the Issuing Bank and to the Administrative Agent), (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a "LETTER OF CREDIT AGREEMENT"). If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

          (b) Letter of Credit Reports. Upon request by the Administrative Agent, the Issuing Bank shall promptly furnish to the Administrative Agent for dissemination to the Revolving Credit Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the undrawn face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Bank shall also provide to the Administrative Agent promptly upon request copies of the Letters of Credit and a summary report of the nature and extent of the obligations under the Letters of Credit then outstanding.

          (c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender's Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(d) (or which has been so reimbursed but must be returned or restored by the Issuing Bank because of the occurrence of an event specified in Section 6.01(f) or otherwise) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent's Account, in same day funds, an amount equal to such Lender's Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire and pay for participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(d) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

          (d) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.

          (e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date

          (f) Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

     SECTION 2.04. Repayment of Advances. (a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances on the following dates in the amounts specified below (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.06):

       Date             Amount
------------------   ------------
June 30, 2006        $    725,000
September 30, 2006   $    725,000
December 31, 2006    $    725,000
March 31, 2007       $    725,000
June 30, 2007        $    725,000
September 30, 2007   $    725,000
December 31, 2007    $    725,000
March 31, 2008       $    725,000
June 30, 2008        $    725,000
September 30, 2008   $    725,000
December 31, 2008    $    725,000
March 31, 2009       $    725,000
June 30, 2009        $    725,000
September 30, 2009   $    725,000
December 31, 2009    $    725,000
March 31, 2010       $    725,000
June 30, 2010        $    725,000
September 30, 2010   $    725,000
December 31, 2010    $    725,000
March 31, 2011       $    725,000
June 30, 2011        $137,750,000
September 3, 2011    $137,750,000

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date.

          (b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.

          (c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date in respect of the Revolving Credit Facility.

          (d) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on demand the outstanding principal amount of each Letter of Credit Advance made by each of them.

          (ii) The obligations of the Borrower and the Revolving Credit Lenders, under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit, in respect of any Letter of Credit (including all reimbursement obligations payable to the Issuing Bank with respect thereto) shall be, in the absence of gross negligence or willful misconduct by the Issuing Bank, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, any or all of the following circumstances:

          (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C RELATED DOCUMENTS");

          (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

          (F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

          (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

     SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days' written notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Term Commitments, the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility. Any such termination or reduction shall be permanent.

          (b) Mandatory. (i) From time to time upon each repayment or prepayment of the Term Advances, the aggregate Term Commitments of the Term Lenders shall be automatically and permanently reduced, on a pro rata basis, by an amount equal to the amount by which the aggregate Term Commitments immediately prior to such reduction exceed the aggregate unpaid principal amount of the Term Advances then outstanding (after giving effect to any such repayment or prepayment thereof).

          (ii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

          (iii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

          (iv) The Revolving Credit Facility shall be automatically and permanently reduced, on a pro rata basis, on each date on which prepayment thereof is required to be made pursuant to Section 2.06(b)(i) or (ii) in an amount equal to the applicable Reduction Amount, provided that each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments.

     SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day's notice in the case of Base Rate Advances and three Business Days' notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and
(ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment of Term Advances shall be applied to the Term Facility to reduce in direct order the next four scheduled amortization payments thereunder immediately following the date of such prepayment unless and until such amortization payments have been eliminated as a result of such reductions and, thereafter ratably to the remaining amortization installments thereunder.

          (b) Mandatory. (i) The Borrower shall, on the 90th day following the end of each Fiscal Year, prepay an aggregate principal amount of the Advances in an amount equal to, (A) at any time when the Total Leverage Ratio is greater than or equal to 4.00:1.00, 75% of the amount of Excess Cash Flow for such Fiscal Year, (B) at any time when the Total Leverage Ratio is greater than or equal to 3.50:1.00 and less than 4.00:1.00, 50% of the amount of Excess Cash Flow for such Fiscal Year, (C) at any time when the Total Leverage Ratio is greater than or equal to 3.00:1.00 and less than 3.50:1.00, 25% of the amount of Excess Cash Flow for such Fiscal Year and (D) at any time when the Total Leverage Ratio is less than 3.00:1.00, 0% of the amount of Excess Cash Flow for such Fiscal Year. Each such prepayment shall be applied first to the Term Facility to reduce in direct order the next four scheduled amortization payments thereunder immediately following the date of such prepayment unless and until such amortization payments have been eliminated as a result of such reductions and, thereafter ratably to the remaining amortization installments thereunder and second to the Revolving Credit Facility as set forth below in clause (iv) of this Section 2.06(b).

          (ii) The Borrower shall, on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries from (A) the sale, lease, transfer or other disposition of any assets of any Loan Party or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clauses (i) through (viii) of Section 5.02(e)), (B) the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt (other than Debt incurred or issued pursuant to Section 5.02(b)), (C) the issuance of any class of equity, (D) any capital contribution and (E) any Casualty Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, prepay an aggregate principal amount of the Advances in an amount equal to (x) 100% of the amount of such Net Cash Proceeds in the case of clauses (A), (B) and (E), and (y) 50% of the amount of such Net Cash Proceeds, in the case of clauses (C) and (D). Each such prepayment shall be applied first to the Term Facility to reduce in direct order the next four scheduled amortization payments thereunder immediately following the date of such prepayment unless and until such amortization payments have been eliminated as a result of such reductions and, thereafter ratably to the remaining amortization installments thereunder and second to the Revolving Credit Facility as set forth below in clause (iv) of this Section 2.06(b). No prepayment made with Net Cash Proceeds received as a result of a transaction not permitted by
Section 5.02(b), (e) or (g)(i) shall be deemed either to cure any Default resulting from a breach of Section 5.02(b), (e) or (g)(i) or to waive any Lender Party's rights and remedies in connection therewith.

          (iii) The Borrower shall prepay an aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances on any Business Day in which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility.

          (iv) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii), or (iii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or
(ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the 100% cash collateralization of the aggregate Available Amount of Letters of Credit then outstanding (the sum of such prepayment amounts in respect of Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances, cash collateralization amounts and remaining amount being referred to herein as the "REDUCTION AMOUNT") may be retained by the Borrower and the Revolving Credit Facility shall be permanently reduced as set forth in Section 2.05(b)(iv). Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable.

          (v) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c). If any payment of Eurodollar Rate Advances otherwise required to be made under Section 2.06(b) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in the Collateral Account until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Advances; provided, however, that such Advances shall continue to bear interest as set forth in Section 2.07 until the last day of the applicable Interest Period therefor.

     SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          (b) Default Interest. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or 6.01(f), the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest ("DEFAULT INTEREST") on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum plus the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum plus the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause
(i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of "Interest Period", the

Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

     SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from and including the Effective Date in the case of each Initial Lender and from and including the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears, quarterly on the last day of each March, June, September and December, commencing March 31, 2006, and on the Termination Date in respect of the Revolving Credit Facility, at a rate of 1/2 of 1% per annum on the average daily Unused Revolving Credit Commitment of such Lender; provided, however, that (A) outstanding Swing Line Advances shall not constitute usage of the Revolving Credit Commitments for purposes of calculating the foregoing and (B) no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

          (b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2006, and on the Termination Date in respect of the Letter of Credit Facility, on such Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit at the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or 6.01(f), the amount of commission payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum.

          (ii) The Borrower shall pay to the Issuing Bank, for its own account, a fronting fee of 0.25% per annum on the Available Amount of all Letters of Credit payable quarterly in arrears on the last day of each March, June, September and December, commencing March 31, 2006 and such customary issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Bank shall agree.

          (c) Agents' Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

     SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.10(c) or (d), Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that this Section 2.09(a) shall not apply to Swing Line Advances; and provided further that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

          (b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

          (ii) Upon the occurrence and during the continuance of any Event of Default, at the Administrative Agent's discretion, (A) each Eurodollar Rate Advance will, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

     SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) imposed or made or becoming effective after the date hereof, there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous in any material respect to such Lender Party. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender Party pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender Party notifies the Borrower of the event giving rise to such increased costs and of such Lender Party's intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, due to either (i) the introduction or effectiveness of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) imposed or made or becoming effective after the date hereof, there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party's commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar Guaranteed Debts), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such corporation in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(b) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous in any material respect to such Lender Party. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender Party pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender Party notifies the Borrower of the event giving rise to such increase in capital and of such Lender Party's intention to claim compensation therefor; provided further that if the event giving rise to such increase in capital is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

          (c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

          (d) Notwithstanding any other provision of this Agreement, if, after the date hereof, the introduction or effectiveness of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous in any material respect to such Lender.

          (e) In the event that any Lender Party demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances or becomes a Defaulting Lender then the Borrower may, so long as no Event of Default has occurred and is continuing and so long as such costs or additional amounts are more than those charged by other Lenders, upon at least 10 days' prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and in the case of any Lender with a Revolving Credit Commitment, is reasonably satisfactory to the Administrative Agent, (ii) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12, 2.15 and 9.04) and (c) each such Lender Party assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07.

     SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 Noon (Charlotte, North Carolina time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time after the occurrence and during the continuance of an Event of Default, to the fullest extent permitted by law, against any or all of the Borrower's accounts with such Lender Party or such Affiliate any amount so due.

          (c) All computations of interest based on Wachovia's prime rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

          (f) Whenever any payment received by the Administrative Agent under this Agreement, any of the other Loan Documents or any Secured Hedge Agreement is insufficient to pay in full all amounts due and payable to the Agents, the Lender Parties and the Hedge Banks under or in respect of this Agreement, the other Loan Documents and the Secured Hedge Agreement on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

          (i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

          (ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

          (iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections
     9.04 hereof, Section 23 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

          (iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections
     2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

          (v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

          (vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the

     Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

          (vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

          (viii) eighth, ratably to (A) the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date and (B) the payment of all amounts due and payable under each Secured Hedge Agreement ratably; and

          (ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party's Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (B) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

     SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender Party and each Agent, taxes that are imposed on (or measured by) its overall net income by the United States and taxes that are imposed on (or measured by) its overall net income (including franchise taxes in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or in which its principal office is located or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on (or measured by) its overall net income (including franchise taxes in lieu thereof) by the state or foreign jurisdiction of such Lender Party's Applicable Lending Office or any political subdivision thereof and (ii) any branch profits taxes imposed by the United States (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as "TAXES"). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such

Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Notes or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as "OTHER TAXES").

          (c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms "UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

          (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI (or in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a "bank" as defined in
Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document or, in the case of a Lender Party that has certified that it is not a "bank" as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement (or designates a new lending office) indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this
Section 2.12 in respect of

United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

          (f) For any period with respect to which a Lender Party required to do so has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required to be delivered by it hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

          (g) If any Lender Party or the Administrative Agent receives a refund in respect of any amounts paid by the Borrower pursuant to this Section 2.12, which refund in the sole discretion of such Lender Party or the Administrative Agent is allocable to such payment, it shall promptly notify the Borrower of such refund and shall, within 15 days after receipt, repay such refund to the Borrower net of all out-of-pocket expenses of such Lender Party or the Administrative Agent; provided, however, that the Borrower, upon the request of such Lender Party or the Administrative Agent, agrees to repay the amount paid over to the Borrower to such Lender Party or the Administrative Agent in the event such Lender Party or the Administrative Agent is required to repay such refund.

          (h) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous in any material respect to such Lender Party.

     SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to
(ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender

Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party's ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (i) the amount of such other Lender Party's required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this
Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

     SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to pay a portion of the purchase price in connection with the Acquisition, pay related fees and expenses and to finance the ongoing working capital and other general corporate purposes (including, without limitation, capital expenditures and acquisitions permitted hereunder) of the Borrower after consummation of the Acquisition.

     SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time,
(i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall have occurred or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

          (b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lender Parties, in the following order of priority:

          (i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

          (ii) second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank and the Swing Line Bank; and

          (iii) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

          (c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a bank (the "ESCROW BANK") selected by the Administrative Agent, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the

Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

          (i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

          (ii) second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank and the Swing Line Bank;

          (iii) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

          (iv) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

          (d) The rights and remedies against a Defaulting Lender under this
Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

     SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and a Term Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term Commitment, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

          (b) The Register maintained by the Administrative Agent pursuant to
Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and
(iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party's share thereof.

          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

     SECTION 2.17. Incremental Facilities. (a) The Borrower may, at any time after the Effective Date but prior to the Termination Date in respect of the applicable Facility, by written notice to the Administrative Agent, request an increase in the Revolving Credit Facility or the Term Facility (each such facility increase being a "FACILITY INCREASE") in an aggregate principal amount not to exceed $75,000,000 for all Facility Increases, each of which to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect in respect of the applicable Facility (for each such Facility Increase, the "INCREASE DATE") as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall any Facility Increase be in a principal amount of less than $15,000,000 (or such lesser amount as shall be approved by the Administrative Agent) nor shall the aggregate amount of all Facility Increases exceed $75,000,000; (ii) there shall be no more than four (4) Facility Increases (or such greater number as shall be approved by the Administrative Agent); (iii) on the Increase Date, the applicable conditions set forth in Section 3.02 and in clause (d) of this
Section 2.17 shall be satisfied; (iv) on the Increase Date, after giving pro forma effect to such Facility Increase, the Borrower shall be in pro forma compliance with all financial covenants set forth in Section 5.04; (v) on the Increase Date, after giving pro forma effect to such Facility Increase, no Default shall have occurred and be continuing; (vi) any Facility Increase shall have a termination date that is no earlier than the Termination Date in respect of the applicable Facility (but may have nominal amortization prior to such Termination Date so long as the Weighted Average Life to Maturity of such increase is no shorter than the weighted average life to maturity of the then-remaining Advances under the applicable Facility); (vii) any Facility Increase will accrue interest at rates determined by the Borrower and the lenders providing such Facility Increase, which rates may be higher or lower than the rates applicable to the Revolving Credit or Term Advances, as applicable, (provided that if the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Facility Increase) relating to any Facility Increase exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Revolving Credit or Term Advances, as applicable) relating to the Revolving Credit or Term Advances, as applicable, by more than 0.25%, the Applicable Margin relating to the applicable Advances shall be adjusted to be equal to the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Facility Increase) relating to such Facility Increase minus 0.25%); (viii) except as set forth in clause (vi) or (vii) above, any Facility Increase shall be on terms identical to the existing applicable Facility; (ix) the existing Lenders shall initially have the right, but not the obligation, to commit to up to their Pro Rata Share (or, if consented to by the Borrower and the Administrative Agent to cover declines by other Lenders, more than their Pro Rata Share) of a Facility Increase ratably based on the applicable Term Commitments of the Term Lenders and Revolving Credit Commitments of the Revolving Credit Lenders; and (x) notwithstanding any other provision of any Loan Document (including, without limitation, Section 9.01), the Loan Documents may be amended by the Administrative Agent and the Borrower, if necessary, without the consent of any Lender), to provide for terms applicable to each Facility Increase consistent with the terms hereof.

          (b) The Administrative Agent shall promptly notify the Term Lenders or Revolving Credit Lenders, as applicable, of a request by the Borrower for a Facility Increase in respect of the Term Facility or Revolving Credit Facility, which notice shall include (i) the proposed amount of such requested Facility Increase, (ii) the proposed Increase Date and (iii) the date by which the Lenders wishing to participate in such Facility Increase must commit to an increase in the amount of their respective Commitments (the "COMMITMENT DATE"). Each Term Lender or Revolving Credit Lender, as appropriate, that is willing to participate in the requested Facility Increase (each an "INCREASING LENDER") shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its applicable Commitment. If the Increasing Lenders notify the Administrative Agent that they are willing to participate in a Facility Increase by an aggregate amount that exceeds the amount of the requested Facility Increase, the requested Facility Increase shall be allocated among the Increasing Lenders in such amounts as are agreed between the Borrower and the Administrative Agent.

          (c) Promptly following the applicable Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Increasing Lenders are willing to participate in the requested Facility Increase. If the aggregate amount by which the Increasing Lenders are willing to participate in the requested Facility Increase on any such Commitment Date is less than the requested Facility Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Facility Increase that has not been committed to by the Increasing Lenders as of the Commitment Date.

          (d) On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Facility Increase in accordance with Section 2.17(c) (each such Eligible Assignee, an "ASSUMING LENDER") shall become a Lender party to this Agreement as of the applicable Increase Date and the Commitment of each Increasing Lender for such Facility Increase shall be so increased by the amount by which such Increasing Lender is willing to increase its applicable commitment (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:

          (i) certified copies of resolutions of the Board of Directors (or other analogous governing body) of the Borrower approving the applicable Facility Increase and the corresponding modifications to this Agreement and an opinion of counsel for the Borrower (which may be in-house counsel), addressing the due execution, authorization, delivery and enforceability of the documents evidencing such Facility Increase and the absence of any violation of constitutive documents or of applicable law or material contracts binding upon the Borrower, in a form reasonably satisfactory to the Administrative Agent;

          (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an "ASSUMPTION AGREEMENT"), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

          (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 11:00 A.M. (Charlotte, North Carolina time), by telecopier, of the occurrence of the applicable Facility Increase to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

                                   ARTICLE III

                            CONDITIONS OF LENDING AND
                         ISSUANCES OF LETTERS OF CREDIT

     SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit (and Article II of this Agreement shall become effective on and as of the first date (the "EFFECTIVE DATE") on which such conditions precedent have been satisfied):

          (a) The Administrative Agent and the Arranger shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (or such other day as reasonably acceptable to the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender Party:

               (i) a counterpart to this agreement duly executed by a Responsible Officer of each Loan Party.

               (ii) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

               (iii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j) or otherwise, in each case as amended, the "SECURITY AGREEMENT"), duly executed by each Loan Party, together with:

                    (A) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

                    (B) financing statements in form appropriate for filing
               under the Uniform Commercial Code of all jurisdictions necessary in order to perfect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

                    (C) completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any of the Loan Parties as debtor, together with copies of such other financing statements, all as reasonably satisfactory to the Administrative Agent,

                    (D) the Intellectual Property Security Agreement duly
               executed by each Loan Party, and

                    (E) evidence that all other action that the Administrative
               Agent may deem reasonably necessary in order to perfect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).

               (iv) Deeds of trust, trust deeds and mortgages in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and its counsel and covering the Owned Real Properties (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the "MORTGAGES"), duly executed by the appropriate Loan Party, together with:

                    (A) evidence that counterparts of the Mortgages have been
               either (x) duly recorded on or before the day of the Initial Extension of Credit or (y) duly executed, acknowledged and delivered in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,

                    (B) fully paid American Land Title Association Lender's
               Extended Coverage title insurance policies (the "MORTGAGE POLICIES") in form and substance, with endorsements and in amount acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics' and materialmen's Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

                    (C) American Land Title Association form surveys, dated no more than 30 days before the day of the Initial Extension of Credit, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

                    (D) engineering, soils and other reports as to the
               properties described in the Mortgages as may be requested by the Administrative Agent, in form and substance and from professional firms acceptable to the Administrative Agent,

                    (E) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Administrative Agent may deem necessary or desirable,

                    (F) evidence of the insurance required by the terms of the
               Mortgages,

                    (G) Favorable opinions of local counsel for the Loan Parties
               (i) in states in which the Owned Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance satisfactory to the Administrative Agent and the Borrower and
               (ii) in states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance satisfactory to the Administrative Agent and the Borrower, and

                    (H) evidence that all other action that the Administrative
               Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

               (v) Certified copies of (A) the resolutions of the Board of Directors of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party as in full force and effect on, and without amendment or modification as of, the date of the Initial Extension of Credit, and of all documents evidencing other necessary corporate action, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party, (B) all documents evidencing (1) any governmental approvals and consents with respect to the Loan Documents and the Second Lien Term Loan Facility and the transactions contemplated therein and (2) any material governmental approvals and consents with respect to the Acquisition and the Purchase Agreement and (C) other material third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

               (vi) A copy of the charter of each Loan Party certified by, and a copy of the good standing certificate in respect of such Loan Party issued by, the Secretary of State of the jurisdiction of incorporation, formation or organization of each Loan Party, dated reasonably near the date of the Initial Extension of Credit.

               (vii) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to
          (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in
          Section 3.01(a)(vi), (B) a true and correct copy of the bylaws, limited partnership agreement or limited liability company agreement, as applicable, of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the date of the Initial

          Extension of Credit, (C) the due incorporation, formation or organization and good standing or valid existence of such Loan Party as a corporation, limited partnership or limited liability company incorporated, formed or organized under the laws of the jurisdiction of its incorporation, formation or organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party,
          (D) the accuracy in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

               (viii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

               (ix) Certified copies of each of the Related Documents (including all schedules and exhibits thereto), duly executed by the parties thereto (it being acknowledged that the Purchase Agreement executed and delivered on September 15, 2005 is satisfactory to the Administrative Agent), together with all material agreements, instruments and other documents delivered in connection therewith as the Arranger shall reasonably request.

               (x) A certificate in substantially the form of Exhibit F hereto, attesting to the Solvency of the Loan Parties, before and after giving effect to the Transaction, from the Borrower's Chief Financial Officer.

               (xi) The Intercreditor Agreement, in substantially the form of Exhibit G hereto, duly executed by each party thereto and acknowledged by each Loan Party.

               (xii) Evidence of the Loan Parties' insurance coverage reasonably satisfactory to the Administrative Agent, demonstrating that the Loan Parties' existing insurance coverage remains in effect, together with endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, and a broker's letter reasonably satisfactory to the Administrative Agent, dated the Effective Date, to the effect that such coverage is customary and reasonable when compared to the insurance coverage purchased by similarly situated companies and that such coverage complies with the requirements of this Agreement and the Collateral Documents.

               (xiii) (A) Audited consolidated financial statements of (1) the Borrower and its Subsidiaries for the twelve-month period ended December 31, 2002, the twelve-month period ended December 31, 2003, and the twelve-month period ended December 31, 2004 and (2) the Company and its Subsidiaries for the twelve-month period ended June 30, 2003, the twelve-month period ended June 30, 2004 and the twelve-month period ended June 30, 2005, in each case (x) audited by a nationally recognized independent accounting firm and (y) without any "going concern" or similar qualification, (B) unaudited consolidated financial statements of (1) the Borrower and its Subsidiaries, and (2) the Company and its Subsidiaries for any subsequent quarterly periods ended at least forty-five (45) days prior to the Effective Date (including, in any event, the restated consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005, and the related restated consolidated statement of income and restated consolidated statement of cash flows of the Company and its Subsidiaries for the six months then ended); (C) a management forecast (including a reasonably detailed statement of the underlying assumptions) of balance sheets, income statements and cash flow statements on a quarterly basis from the Effective Date through December 31, 2006 and on an annual basis for each year thereafter until all Facilities hereunder have terminated, in each case, for the Borrower and its Subsidiaries (after giving effect to the Transaction); and (D) a pro forma balance sheet of the Borrower and its Subsidiaries (after giving effect to the Transaction) as of the end of the most recent fiscal quarter for which financial statements have been furnished pursuant to the preceding clause (A) or (B); none of which financial statements, information and forecasts furnished pursuant to any of the foregoing shall be materially inconsistent with any financial statements, information or forecasts previously provided to the Arranger.

               (xiv) a certificate from the chief financial officer of the Borrower certifying and setting forth the following calculations in reasonable detail: (A) after giving pro forma effect to the Transaction and the Initial Extension of Credit, the pro forma EBITDA (calculated on a combined basis for the Borrower and its Subsidiaries and the Company and its Subsidiaries for the twelve-month period ended as of December 31, 2005, subject to such adjustments as are reasonably satisfactory to the Administrative Agent) shall be at least $110.0 million; and (B) the ratio (as of the Effective Date, after giving effect to the Transaction and the Initial Extension of Credit) of the Consolidated total Debt of the Borrower and its Subsidiaries to such pro forma EBITDA shall not exceed 4.75:1.00.

               (xv) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

               (xvi) A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, in substantially the form of Exhibit H hereto.

               (xvii) A favorable opinion of Barnes & Thornburg LLP, local counsel for the Loan Parties, in substantially the form of Exhibit I hereto and as to such other matters as the Administrative Agent may reasonably request.

          (b) The Administrative Agent shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments, security interests and guaranties relating thereto terminated.

          (c) All material Governmental Authorizations and all shareholder, board of director, and material third party consents and approvals necessary in connection with the Transaction and the continued operation of the business of the Loan Parties, after giving effect to the Transaction, shall have been obtained (without the imposition of any conditions that are not acceptable to the Administrative Agent) and shall remain in effect. No law or regulation shall be applicable in the judgment of the Administrative Agent, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them

          (d) There shall exist no action, suit, investigation, litigation or proceeding involving any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the "DISCLOSED LITIGATION"),
     (ii) would reasonably be expected to restrain, prevent, or impose materially adverse conditions on the Transaction or any element thereof or
     (iii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there shall have been no adverse change in the status of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

          (e) The Borrower shall have paid all fees of the Agents and the Lender Parties and all expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and the Arranger and local counsel to the Lender Parties) which are due and payable on or prior to the Effective Date and for which invoices have been received.

          (f) Each of the parties to the Transaction Documents shall have complied in all material respects with all covenants set forth therein to be complied with by it on or prior to the date of the consummation of the applicable Transaction, without any waiver or amendment adverse to the Lenders not consented to by the Administrative Agent of any term, provision or condition set forth therein, and in compliance with all applicable laws.

          (g) The terms and conditions of the Transaction (including any material agreements, instruments and documents relating thereto) and the pro forma capital and organizational structure of the Loan Parties shall be consistent with all information provided to the Administrative Agent prior to September 15, 2005, including the estimated sources and uses of funds, and otherwise reasonably satisfactory to the Administrative Agent in all material respects.

          (h) The Borrower shall have made the Excess Cash Investment and the Debt Proceeds Investment, and AcquisitionCo shall have received $480.0 million in cash from the Equity Investment by the Borrower.

          (i) The Borrower shall have received not less than $60,000,000 in proceeds from advances under the Second Lien Term Loan Facility.

          (j) Each of the Facilities shall have been rated by Standard & Poor's and by Moody's prior to the Effective Date and the results of such ratings shall have been provided to the Administrative Agent.

          (k) There shall have been no Material Adverse Change since June 30, 2005.

          (l) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

     SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that:

          (a) On the date of such Borrowing or issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

          (i) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case such representations and warranties shall be true and correct in all material respects as of such specific date; and

          (ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom.

          (b) The Administrative Agent shall have received the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal as described in paragraph (a) of this Section 3.02.

     SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party's ratable portion of such Borrowing.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

          (a) Each Loan Party, and each of its Subsidiaries, (i) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to do so could not be reasonably likely to have a Material Adverse Effect. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, formation or organization, the number of shares, membership interests or limited partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares, units or partnership interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party's Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

          (c) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party's corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party's charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any loan agreement, indenture, mortgage, deed of trust, material lease or other material contract or material instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents and the Second Lien Term Loan Facility, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of
     (x) the Patriot Act, or (y) any other law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

          (d) No Governmental Authorization, and no notice to or filing with any Governmental Authority or any other third party, is required for (i) the due execution, delivery, or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (iv) to the knowledge of such Loan Party, the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and filings necessary to perfect and maintain the Liens created under the Collateral Documents. As of the Effective Date, all applicable waiting periods in connection with the Transaction have expired (or received early termination) without any materially adverse action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Acquisition has been consummated in accordance with the terms of the Transaction Documents, except to the extent any provision thereof has been waived or amended with the consent of the Administrative Agent, and in compliance with all applicable laws.

          (e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This

     Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

          (f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there has been no material adverse change in the status of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

          (g) (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2004, and the Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the twelve months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, and since December 31, 2004, there has been no event, development or occurrence that could reasonably be expected to have a Material Adverse Effect.

          (ii) The restated Consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2005, and the related restated Consolidated statement of income and restated Consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers, independent public accountants, copies of which have been furnished to the Administrative Agent for the benefit of each Lender Party, fairly present in all material respects the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis.

          (iii) The restated Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005, and the related restated Consolidated statement of income and restated Consolidated statement of cash flows of the Company and its Subsidiaries for the six months then ended, copies of which have been furnished to the Administrative Agent for the benefit of each Lender Party, fairly present in all material respects the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of operations of the Company and its Subsidiaries for the period ended on such date, to the best of the Borrower's knowledge, all in accordance with generally accepted accounting principles applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes.

          (h) The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at December 31, 2005 previously furnished to the Agents and to the Lenders, (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions the Borrower believed to be reasonable at the time made available to the Lenders and the Borrower believes to be reasonable as of the Effective Date), (ii) subject to the assumptions and qualifications described in the Information Memorandum, accurately reflects all adjustments necessary to give effect to the Transaction, and (iii) fairly presents in all material respects the pro forma financial condition of the Borrower and its Subsidiaries as at December 31, 2005 as if the Transaction had occurred on such date.

          (i) Neither the Information Memorandum (as it may have been modified or supplemented in writing furnished to the Lenders prior to the Effective
     Date) nor any other written information, exhibit or report (other than projections and forecasts) furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances in which they were made, and all projections and forecasts furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents were prepared in good faith based upon assumptions believed by such Loan Party to be reasonable at the time they were made.

          (j) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (k) Neither any Loan Party nor any of its Subsidiaries is an "investment company", as defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a "holding company", as defined in the Public Utility Holding Company Act of 1935, as amended.

          (l) Each of the Loan Parties and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property necessary for the conduct of its business, and none of such material property is subject to any Lien except as permitted by
     Section 5.02(a).

          (m) All filings and other actions reasonably necessary to perfect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

          (n) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

          (o) (i) No ERISA Event has occurred or is reasonably likely to occur with respect to any Plan where such ERISA Event would have a Material Adverse Effect.

          (ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan in all material respects.

          (iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably likely to incur any Withdrawal Liability to any Multiemployer Plan where such Withdrawal Liability would have a Material Adverse Effect.

          (iv) Where such reorganization or termination would have a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (v) With respect to each employee benefit arrangement mandated by non-U.S. law (a "FOREIGN BENEFIT ARRANGEMENT") and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a "FOREIGN PLAN"), except where individually or in the aggregate, the liability that is reasonably likely to result therefrom would not have a Material Adverse Effect:

               (A) Any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

               (B) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

               (C) Each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

          (p) Except as would not reasonably be expected (whether individually or in the aggregate) to result in a Material Adverse Effect: (i) The operations and properties of each Loan Party and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (ii) None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to the knowledge of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the Borrower's knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no friable asbestos or friable asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

          (iii) Except as otherwise set forth on Schedule 4.01(p) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

          (q) (i) As of the Effective Date, neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

          (ii) Each Loan Party, and each of its Subsidiaries and Affiliates, has filed or caused to be filed all tax returns (Federal, state, local and foreign) required to be filed and has paid or caused to be paid all taxes required to be shown thereon to be due, except (A) taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books any reserves required by GAAP or (B) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          (r) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

          (s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list, as of the Effective Date, of all Existing Debt (other than Surviving
     Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

          (t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list, as of the Effective Date, of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

          (u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list, as of the Effective Date, of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

          (v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list, as of the Effective Date, of all real property owned by any Loan Party or any of its Subsidiaries ("OWNED REAL PROPERTY"), showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

          (w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

          (x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list, as of the Effective Date, of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which it is registered, the registration number, the date of registration and the expiration date.

          (y) Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof.

          (z) The Obligations constitute "Designated Senior Indebtedness" of the Borrower under and as defined in the Senior Subordinated Convertible Notes Indenture.

          (aa) The representations and warranties of the Borrower contained in the Purchase Agreement are true and correct in all material respects as of the Effective Date.

          (bb) None of the Loan Parties or any of their Subsidiaries is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the Letters of Credit and the proceeds from any Advances hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

          (cc) Set forth on Schedule V hereto is a complete and accurate list of all Subsidiaries of the Company on the date hereof, showing as of the date hereof the legal name and the jurisdiction of incorporation or organization of each such Subsidiary.

                                    ARTICLE V

                          COVENANTS OF THE LOAN PARTIES

     SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply (i) in all material respects, with the Racketeer Influenced and Corrupt Organizations

     Chapter of the Organized Crime Control Act of 1970 and the Patriot Act and
     (ii) with all other applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, except where the failure to do so with respect to this clause (ii) would not be reasonably likely (whether individually or in the aggregate) to have a Material Adverse Effect.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained as required by GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable.

          (c) Compliance with Environmental Laws. Except as would not reasonably be expected (whether individually or in the aggregate) to result in a Material Adverse Effect, comply, and take all reasonable actions to cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and take all reasonable actions to cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, to the extent required by applicable Environmental Law, and take all reasonable actions to cause each of its Subsidiaries to conduct, to the extent required by applicable Environmental Law, any investigation, study, sampling and testing, cleanup, removal or remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any of the foregoing to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations and such insurance shall be maintained in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any Loan Party or any of its Subsidiaries operates.

          (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, (i) its existence, legal structure and legal name and (ii) its rights (charter and statutory), permits, licenses, approvals, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 5.02(d) and except, in the case of clause
     (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (f) Visitation Rights. At any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all at the expense of the Borrower; provided that, excluding any such visits and inspections during the continuation of a Default, only the

     Administrative Agent on behalf of the Lender Parties may exercise rights of the Agents and the Lender Parties under this Section 5.01(f) and the Administrative Agent shall not exercise such rights more often than twice during any calendar year absent the existence of a Default; provided, further that if a Default exists, the Administrative Agent or any Lender Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

          (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, books of record and account, in which entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

          (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates, other than transactions among the Loan Parties, on terms that are fair and reasonable and not materially less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, other than the transactions listed on Schedule 5.01(i) hereto.

          (j) Covenant to Guarantee Obligations and Give Security. Upon (w) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (x) the formation or acquisition of any Subsidiaries by any Loan Party, (y) the acquisition of fee owned real property by any Loan Party or any of its Subsidiaries with a fair market value in excess of $2,500,000 (a "NEW OWNED PROPERTY"), or (z) the acquisition after the Effective Date of any personal property by any Loan Party, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower's expense:

               (i) in connection with the formation or acquisition of a Subsidiary of a Loan Party that is not a CFC or a Subsidiary of a CFC, within 30 days after such formation or acquisition, cause each such Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties' obligations under the Loan Documents,

               (ii) within 45 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties, (B) such formation or acquisition of any Subsidiary referred to in clause (i) above, (x) cause such Subsidiary to duly execute and deliver supplements to the Security Agreement and the Intellectual Property Security Agreement and other control and security agreements granting a security interest in substantially all of its assets as described therein, together with mortgages on any owned real property having a fair market value in excess of

          $2,500,000, and (y) cause each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent a supplement to the Security Agreement pledging the Equity Interests in such Subsidiary, in each case as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents and (C) such formation or acquisition of any Subsidiary of a Loan Party that is a CFC directly owned by a Loan Party or a Subsidiary of a Loan Party that is required to become a Loan Party, cause each Loan Party (including any Subsidiaries of any Loan Party that are required to become Loan Parties) to pledge the Equity Interests of such CFC as otherwise provided in subclauses (B)(x) and (B)(y), except that only 66% of the voting Equity Interests and 100% of the non-voting Equity Interests of such CFC shall be pledged in favor of the Secured Parties,

               (iii) notwithstanding anything to the contrary contained in this
          Section 5.01(j), in connection with the acquisition of a New Owned Property by a Loan Party, (A) within 30 days after such acquisition, furnish to the Administrative Agent a description, in detail satisfactory to the Administrative Agent, of such New Owned Property and (B) within 45 days after such acquisition, furnish to the Administrative Agent each of the items set forth in Sections 3.01(a)(iv)(A), (iv)(B), (iv)(C), (iv)(D) and (iv)(F), mutatis mutandis, in each case in respect of such New Owned Property,

               (iv) within 45 days after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary of a Loan Party (other than any such Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it), for the benefit of the Secured Parties, valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms, and

               (v) within 60 days after such request, formation or acquisition, deliver to the Collateral Agent, upon the reasonable request of the Collateral Agent, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent as to (1) the matters contained in Section 5.01(j)(i), (ii), (iii) and (iv) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties and (4) such other matters as the Collateral Agent may reasonably request.

          (k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

          (ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party's or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

          (l) Preparation of Environmental Reports. At the reasonable request of the Administrative Agent or the Collateral Agent after the release or threatened release of hazardous materials or any condition reasonably likely to give rise to an Environmental Action that would regarding any of the foregoing be reasonably likely (whether individually or in the aggregate) to have a Material Adverse Effect, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report of reasonable scope for any of its or its Subsidiaries' properties described in the Mortgages, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent or the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent or the Collateral Agent reasonably determines that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent or the Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to take all reasonable actions to cause any Subsidiary of the Borrower that owns any property described in the Mortgages to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to reasonably enter onto their respective properties to reasonably undertake such an assessment.

          (m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

          (n) Interest Rate Hedging. Enter into on or prior to the date which is 90 days after the Effective Date interest rate Hedge Agreements with a Lender Party or Lender Parties (or with one or more financial institution approved by the Administrative Agent) covering a notional amount of not less than $160,000,000 of the Commitments under all the Facilities and providing for such Lender Party (or Lender Parties) to make payments thereunder for a period of no less than 2 years, all in form reasonably satisfactory to the Administrative Agent. No prepayment, repayment or acceleration under this Agreement and no change in the terms hereof shall affect the obligations of each Loan Party under any Secured Hedge Agreement, which obligations shall remain in full force and effect notwithstanding such prepayment, repayment, acceleration or change, subject to the terms of such Hedge Agreement; provided that the Collateral securing such Secured Hedge Agreement may be released as provided in the Security Agreement.

          (o) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect and enforce each Material Contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

          (p) Use of Proceeds. Use each of the Letters of Credit and the proceeds of each of the Advances solely for the purposes set forth in the Preliminary Statements hereof.

          (q) Maintenance of Credit Ratings. Maintain ratings of the Facilities by Moody's and S&P.

          (r) Control Agreements. Use commercially reasonable efforts to duly execute and deliver to the Collateral Agent within 90 days after the Effective Date (i) each Securities Account Control Agreement referred to in the Security Agreement, duly executed by the Collateral Agent, the applicable Loan Party and the applicable securities intermediary and (ii) each Deposit Account Control Agreement referred to in the Security Agreement, duly executed by the Collateral Agent, the applicable Loan Party and the applicable depositary bank; provided that no Loan Party shall be required to deliver any such Securities Account Control Agreement or Deposit Account Control Agreement with respect to any securities account or deposit account as long as the aggregate principal amount of funds and financial assets credited to all such securities accounts and deposit accounts does not exceed $2,000,000.

          (s) Merge BISYS Entities. Cause the Company and each Subsidiary of the Company listed on Schedule V hereto to be merged into one or more Loan Parties (in each case with a Loan Party being the surviving corporation) within 30 days after the Effective Date.

     SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party and its Subsidiaries will not, at any time:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

               (i) Liens created under the Loan Documents;

               (ii) Permitted Liens for the Borrower and its Subsidiaries;

               (iii) Liens existing on the date hereof and described on Schedule 4.01(u) hereto;

               (iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(B) at any time outstanding;

               (v) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower after the date hereof prior to the time such Person becomes a Subsidiary of the Borrower; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of the Borrower, as applicable, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary of the Borrower (other than proceeds) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower, as applicable, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premiums in respect thereof);

               (vi) Liens arising in connection with Capitalized Leases of the Borrower or any of its Subsidiaries permitted under Section 5.02(b)(iii)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

               (vii) Liens created under or in respect of the Second Lien Term Loan Facility;

               (viii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

               (ix) Liens granted by a Subsidiary of the Borrower that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Debt owed by such Subsidiary;

               (x) Liens on securities held by the Borrower or any of its Subsidiaries representing an interest in a joint venture to which the Borrower or such Subsidiary is a party (provided that such joint venture is permitted under Section 5.02(f) and is not a Subsidiary of the Borrower) to the extent that (A) such Liens constitute purchase options, calls or similar rights of a counterparty to such joint venture and (B) such Liens are granted pursuant to the terms of the partnership agreement, joint venture agreement or other similar document or documents pursuant to which such joint venture was created or otherwise governing the rights and obligations of the parties to such joint venture; and

               (xi) other Liens with respect to property or assets of the Borrower or any Subsidiary of the Borrower with an aggregate fair market value (valued at the time of the creation of the Liens) for all such Liens in the aggregate not to exceed $5,000,000 at any time.

          (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

               (i) in the case of the Borrower,

                    (A) Debt in respect of Hedge Agreements required pursuant to
               Section 5.01(p) or other Hedge Agreements designed to hedge against fluctuations in interest rates or currency rates incurred in the ordinary course of business and consistent with prudent business practice, and

                    (B) Debt owed to, or guarantees in favor of, a wholly owned
               Subsidiary of the Borrower, which Debt, if such Subsidiary is a Loan Party, (x) shall be subordinated to the Obligations and (y) shall, in the case of intercompany advances, be evidenced by promissory notes pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement;

               (ii) in the case of any Subsidiary of the Borrower

                    (A) which is a Loan Party, Debt owed to, or guarantees in
               favor of, the Borrower or to a wholly owned Subsidiary of the Borrower which is a Loan Party, provided that, in each case, such Debt shall, in the case of intercompany advances, be evidenced by promissory notes pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement, and

                    (B) which is not a Loan Party, (1) Debt owed to any Loan
               Party which is permitted by Section 5.02(f)(x) and (2) Debt used to finance working capital needs of such Subsidiary, provided that such Debt is not supported by a guarantee or collateral provided by a Loan Party and the aggregate amount of Debt permitted under this clause (B)(2) does not exceed $10,000,000; and

               (iii) the Guaranties and, in the case of the Borrower and its Subsidiaries,

                    (A) Debt under the Loan Documents,

                    (B) so long as no Default has occurred and is continuing,
               Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $10,000,000 at any time outstanding,

                    (C) Capitalized Leases not to exceed in the aggregate
               $20,000,000 at any time outstanding,

                    (D) Debt of any Person that becomes a Subsidiary of the
               Borrower after the date hereof in accordance with the terms of
               Section 5.02(f) which Debt does not exceed $10,000,000 in the aggregate, is existing at the time such Person becomes a Subsidiary of the Borrower and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Borrower,

                    (E) Debt under or in respect of the Second Lien Term Loan
               Facility,

                    (F) Surviving Debt existing on the date hereof and set forth in Schedule 4.01(t) hereto and extensions, renewals and replacements of any such Debt, provided that such extending, renewal or replacement Debt (1) shall not add guarantors, obligors or security from that which applied to the Debt being extended, renewed or replaced, (2) shall not be in principal amount that exceeds the principal amount of the Debt being extended, renewed or replaced (plus accrued interest and premium thereon), (3) shall not have an earlier maturity date or a decreased Weighted Average Life to Maturity than the Debt being extended, renewed or replaced, (4) shall be subordinated to the Obligations on the same terms (or, from the perspective of the Lenders, better terms), if any, as the Debt being extended, renewed or replaced and (5) shall not have terms relating to collateral (if any) or other material terms (taken as a whole) that are materially less favorable to the Loan Parties than the terms of the Debt being extended, renewed or replaced,

                    (G) Debt owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

                    (H) (1) Debt of the Borrower or any Subsidiary of the
               Borrower in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations, in each case provided in the ordinary course of business and (2) any refinancings, renewals and replacements of any such Debt pursuant to the preceding clause (1) that do not increase the outstanding principal amount thereof (plus accrued interest and premium in respect thereof),

                    (I) Debt arising from the honoring by a bank or other
               financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of its incurrence,

                    (J) Debt arising from agreements of the Borrower or a
               Subsidiary of the Borrower providing for indemnification in connection with the disposition of any business, any assets or any Subsidiary of the Borrower, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

                    (K) So long as no Default has occurred and is continuing,
               other Debt of the Borrower in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

          (c) Nature of Business. Enter into any business, either directly or through any Subsidiary of the Borrower, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related or ancillary thereto.

          (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

               (i) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

               (ii) in connection with any acquisition permitted under Section 5.02(f), the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be the Borrower or a wholly owned Subsidiary of the Borrower; and

               (iii) in connection with any sale or other disposition permitted under Section 5.02(e)(ii), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

     provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

          (e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or agree or permit any of its Subsidiaries to agree to sell, lease, transfer or otherwise dispose of (including by the grant of any option or other right in favor of any Person to purchase, lease or otherwise acquire) any assets, except:

               (i) sales of Inventory in the ordinary course of its business and the granting of any option or other right in favor of any Person to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;

               (ii) in a transaction authorized by Section 5.02(d);

               (iii) sales, transfers or other dispositions of assets among the Borrower and Guarantors;

               (iv) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

               (v) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

               (vi) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary of the Borrower;

               (vii) licensing and cross-licensing arrangements entered into in the ordinary course of business involving any technology or other intellectual property of the Borrower or any Subsidiary of the Borrower;

               (viii) (A) dispositions of cash or Cash Equivalents for fair value and (B) leases and subleases of property in the ordinary course of business not materially interfering with the business of the Borrower and its Subsidiaries; and

               (ix) the sale of any other asset by the Borrower or any of its Subsidiaries so long as (A) immediately before and after giving effect thereto, no Default shall occur and be continuing, (B) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (C) the purchase price for such asset shall be paid to the Borrower or such Subsidiary at least 75% in cash and (D) the aggregate fair market value of such asset and all other assets sold by the Borrower and its Subsidiaries, and the aggregate purchase price paid to the Borrower and all of its Subsidiaries for such asset and all other assets sold by the Borrower and its Subsidiaries, in each case during the same Fiscal Year pursuant to this clause (ix), shall not exceed $5,000,000;

     provided that in the case of sales of assets pursuant to clause (ix) above, the applicable Loan Party shall, on the date of receipt by such Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances, and cash collateralize the Letters of Credit, pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii), as specified therein.

          (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment, except:

               (i) (A) equity Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof and (B) additional equity Investments in Loan Parties;

               (ii) loans and advances to employees in the ordinary course of the business of the Loan Parties and their Subsidiaries as presently conducted in compliance with all applicable laws (including the Sarbanes-Oxley Act of 2002, as amended) and in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

               (iii) Investments by the Loan Parties and their Subsidiaries in Cash Equivalents;

               (iv) Investments existing on the date hereof and described on
          Schedule 4.01(w) hereto;

               (v) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i)(A);

               (vi) Investments consisting of intercompany Debt permitted under
          Section 5.02(b) among the Loan Parties;

               (vii) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of its Subsidiaries (including in connection with an Investment permitted under Section 5.02(f)(ix)) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary of the Borrower or of such merger and such Person shall use commercially reasonable efforts to promptly cause such Investments to comply with this Agreement;

               (viii) Investments received in connection with the dispositions of assets permitted by Section 5.02(e);

               (ix) the purchase or other acquisition by the Borrower or any of its Subsidiaries of (A) all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) or (B) the assets comprising a division of business unit of, or all or a substantial part of the business of, any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (ix):

                    (A) the Loan Parties and any such newly created or acquired
               Subsidiary shall comply with the requirements of Section 5.01(j);

                    (B) the lines of business of the Person to be (or the
               property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as those of the Borrower and its Subsidiaries or lines of business reasonably related or ancillary thereto;

                    (C) the total cash consideration (including all assumption of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash consideration (including all assumption of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this clause
               (ix), shall not exceed, if immediately after giving pro forma effect to such purchase or other acquisition the Total Leverage Ratio shall be (1) higher than 4.00:1.00, $50,000,000, (2) higher than 3.50:1.00 but lower than or equal to 4.00:1.00, $75,000,000 and (3) otherwise, $125,000,000; provided that immediately after giving effect to any such Investment either (a) the Revolving Credit Commitments of the Revolving Credit Lenders at such time shall exceed the aggregate amount of Advances (other than Term Advances) outstanding at such time by at least $15,000,000 or (b) the Borrower shall have at least $15,000,000 of cash on hand; provided, further that (i) Investments made in compliance with this Section 5.02(f)(ix)(C) may continue to be maintained in the event that the Total Leverage Ratio increases after the consummation of such

               Investment (other than as a result of such Investment and any transaction related thereto) so that such Investments would no longer be permitted had they been made after such increase and
               (ii) no Default as a result of a breach of this Section 5.02(f)(ix)(C) shall occur solely as a result of any such increase in the Total Leverage Ratio;

                    (D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving pro forma effect to such purchase or other acquisition, (x) the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in
               Section 5.04, (y) the Senior Leverage Ratio and the Total Leverage Ratio shall be at least 0.25 below the maximum Senior Leverage Ratio and the Maximum Total Leverage Ratio, respectively, that shall then be applicable under Section 5.04 and (z) the Administrative Agent shall have received reasonable projections demonstrating pro forma compliance with such covenants through the Termination Date with respect to the Term Facility, such ratios and compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent and the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

                    (E) such Loan Party shall have delivered to the
               Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (ix) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

               (x) Investments by Loan Parties in Subsidiaries that are not Loan Parties, including, without limitation, capital contributions, loans and advances by Loan Parties to Subsidiaries that are not Loan Parties and Guarantees by Loan Parties of Debt of Subsidiaries that are not Loan Parties, in an aggregate amount for all Investments made under this clause (x) not to exceed $20,000,000 at any time outstanding; and

               (xi) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $5,000,000 plus an amount equal to any returns of capital actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made); provided that, with respect to each Investment made pursuant to this clause (xi), any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment.

          (g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

               (i) the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances, and the cash collateralization of the Letters of Credit, pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;

               (ii) any Subsidiary of the Borrower may declare and pay dividends ratably with respect to its capital stock, membership or partnership interests or similar Equity Interests; and

               (iii) the Borrower may make payments pursuant to and in accordance with stock option plans or other benefit plans and in compliance with all applicable laws (including the Sarbanes-Oxley Act of 2002, as amended) for management or employees of the Borrower and its Subsidiaries that have been approved by the board of directors of the Borrower in an amount not to exceed $1,000,000 during any fiscal year.

          (h) Amendments of Constitutive Documents, Etc. Amend, or permit any of its Subsidiaries to amend, (i) its certificate of incorporation or bylaws or other constitutive documents or (ii) any documents or instruments governing any material Debt other than the Loan Documents, other than amendments that could not be reasonably expected to have a Material Adverse Effect or adversely affect the interests of the Lender Parties.

          (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices except as required by generally accepted accounting principles or (ii) its Fiscal Year.

          (j) Prepayments, Etc., of Certain Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt in respect of the Second Lien Term Loan Facility or the Senior Subordinated Convertible Notes.

          (k) Amendment, Etc., of Certain Documents. Cancel, amend, modify or change in any manner any term or condition of the Second Lien Term Loan Facility, any of the Senior Subordinated Convertible Notes or the Senior Subordinated Convertible Notes Indenture, or give any consent, waiver or approval thereunder, in any manner that would be or is reasonably likely to be materially adverse to the interests or rights of the Lender Parties.

          (l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) the Second Lien Term Loan Facility, (B) any purchase money Debt permitted by Section 5.02(b)(iii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt,
     (C) any Capitalized Lease permitted by Section 5.02(b)(iii)(C) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto or (D) any agreement or instrument governing the terms of Debt permitted under Section 5.02(b)(iii)(D) but only to the extent that such restrictions or conditions are imposed only on the Person who becomes a Subsidiary of the Borrower and such agreement or instrument was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower.

          (m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so.

          (n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

          (o) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt or the Second Lien Term Loan Facility, (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower and (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower or the sale of assets pending such sale, provided such restrictions apply only to the Subsidiary of the Borrower or assets to be sold.

          (p) Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract (in each case other than in accordance with its terms) or consent to or accept any cancellation or termination thereof (in each case other than in accordance with its terms), amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, except if to do so could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender
Parties:

          (a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or event and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) Annual Financials. (i) As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion of PricewaterhouseCoopers or other independent public accountants of recognized standing, together with a certificate of such accounting firm stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof.

          (ii) As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidating statements of income of the Borrower and its Subsidiaries for such Fiscal Year in reasonable detail and duly certified by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP.

          (c) Quarterly Financials. (i) As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, commencing with the fiscal quarter ending June 30, 2006, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP.

          (ii) As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, commencing with the fiscal quarter ending June 30, 2006, a copy of the consolidating statement of income of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP.

          (d) Monthly Financials. As soon as available and in any event within 30 days after the end of each such month, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding year, all in reasonable detail and duly certified by the Chief Financial Officer of the Borrower.

          (e) CFO Certificate. Commencing with the fiscal quarter ending June 30, 2006, concurrently with the delivery of financial statements under paragraphs (b) and (c) above, a certificate of the Chief Financial Officer
     (i) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (ii) showing the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04 and (iii) in the event of any change in GAAP used in the preparation of such financial statements, specifying the effect of such change on such financial statements.

          (f) Insurance. Together with delivery of annual financial statements, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent may reasonably specify.

          (g) Annual Forecasts. As soon as available and in any event no later than 60 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year.

          (h) Litigation. Promptly after the Borrower has knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f) (including clauses (i) and (ii) thereof), and promptly after the occurrence thereof, notice of any material adverse change in the status of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

          (i) Securities Reports. To the extent not publicly available, promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries filed with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

          (j) Schedule of Material Contracts. Together with the delivery of financial statements pursuant to Section 5.03(b) or (c), a report supplementing Schedule 4.01(y) hereto and a description of such changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete.

          (k) Agreement Notices. Promptly upon receipt thereof, copies of all material notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or any instrument, indenture, loan or credit or similar agreement to which any Loan Party or any of its Subsidiaries is a party in respect of Debt of $5,000,000 or more, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of such Loan Party or otherwise have a Material Adverse Effect and copies of any material amendment, modification or waiver of any provision of any Related Document.

          (l) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred which would be reasonably likely to result in a liability that would exceed $500,000, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

          (ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

          (iii) Plan Annual Reports. Promptly and in any event within 30 days after a written request by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

          (iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B), where, in any of the events listed in (A) or (B), the amounts set forth in (C) would be reasonably likely to result in liability that would exceed $500,000.

          (m) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, except for ordinary course operational limitations imposed by any applicable Environmental Permit.

          (n) Real Property. Together with delivery of annual financial statements, a report supplementing Schedule 4.01(v) hereto, including an identification of all owned real property disposed of by such Loan Party or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and book value thereof ) of all real property acquired during such Fiscal Year and a description of such other changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete.

          (o) Other Information. Such other information respecting the business, financial condition, operations or properties of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Financial statements required to be delivered pursuant to Section 5.03(b) or (c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at http://www.opensolutions.com; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender Party and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon the request of the Administrative Agent or any Lender Party, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender Party, as the case may be, and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent for the benefit of each Lender Party of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the financial statements referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender Party shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

          (a) Senior Leverage Ratio. Maintain a Senior Leverage Ratio as of the last day of each fiscal quarter set forth below of not more than the ratio set forth below opposite such fiscal quarter:

         QUARTER ENDING              RATIO
         --------------            ---------
June 30, 2006                      3.25:1.00
September, 30, 2006                3.25:1.00
December 31, 2006                  3.00:1.00
March 31, 2007                     3.00:1.00
June 30, 2007                      3.00:1.00
September, 30, 2007                3.00:1.00
December 31, 2007                  2.75:1.00
March 31, 2008                     2.75:1.00
June 30, 2008                      2.75:1.00
September 30, 2008                 2.75:1.00
December 31, 2008 and thereafter   2.50:1.00

          (b) Total Leverage Ratio. Maintain at all times a Total Leverage Ratio as of the last day of each fiscal quarter set forth below of not more than the ratio set forth below opposite such fiscal quarter:

         QUARTER ENDING              RATIO
         --------------            ---------
June 30, 2006                      4.75:1.00
September, 30, 2006                4.50:1.00
December 31, 2006                  4.25:1.00

March 31, 2007                     4.25:1.00
June 30, 2007                      4.25:1.00
September, 30, 2007                4.25:1.00
December 31, 2007                  4.00:1.00
March 31, 2008                     4.00:1.00
June 30, 2008                      4.00:1.00
September 30, 2008                 4.00:1.00
December 31, 2008 and thereafter   3.75:1.00

          (c) Fixed Charge Coverage Ratio. Maintain at all times a Fixed Charge Coverage Ratio as of the last day of each fiscal quarter of not more than 1.75:1.00.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

     SECTION 6.01. Events of Default. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

          (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause
     (ii) within 3 Business Days after the same shall become due and payable; or

          (b) any representation or warranty made or deemed made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e) (as it relates to preservation of corporate existence), (i), (j), (p), (r) or (s), 5.02, 5.03(a) or 5.04; or

          (d) (i) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in Section 5.03(b), (c), (e), (g),
     (h) or (m) and such failure shall remain unremedied for 10 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document (other than described in clauses (a), (b), (c) or (d)(i) of this Section 6.01) on its part to be performed or observed and such failure shall remain unremedied for 30 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

          (e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $5,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000, shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g)(ii) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance in favor of such Loan Party or Subsidiary from an insurer that is rated at least "A" by A.M. Best Company, which policy covers full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

          (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

          (j) any Collateral Document after delivery thereof pursuant to Section
     3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in any material portion of the Collateral (or any Loan Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof); or

          (k) a Change of Control shall occur; or

          (l) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

          (m) any Loan Party or any ERISA Affiliate shall have incurred Withdrawal Liability to a Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability for Multiemployer Plans as to which a complete or partial withdrawal has occurred (determined as of the date of the notification of such incurrence to such Loan Party or ERISA Affiliate by the sponsor of such Multiemployer
     Plan), exceeds $5,000,000; or

          (n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all or such portion, as applicable, of the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief, or commencement of any proceeding, with respect to the Borrower under any Bankruptcy Law, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

     SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent's Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief, or commencement of any proceeding, with respect to the Borrower under any Bankruptcy Law, the Borrower shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent's Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Collateral Agent determines pursuant to any court order or other applicable legal requirements that any funds held in the L/C Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing upon any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

                                   ARTICLE VII

                                   THE AGENTS

     SECTION 7.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and/or the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

          (b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and/or the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to
Section 7.01(c) for
purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent (given with the requisite consent of the Lenders as provided herein and in the other Loan Documents)) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an "Agent" under the Loan Documents, as if set forth in full herein with respect thereto.

          (c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may, with the consent of the Borrower, not to be unreasonably withheld, also from time to time, when the Collateral Agent deems it to be reasonably necessary, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a "SUPPLEMENTAL COLLATERAL AGENT") with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent (acting with the requisite consent of the Lenders as provided herein and in the other Loan Documents). Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such other Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon the reasonable request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent's gross negligence or willful misconduct.

          (d) Each Agent agrees that upon the receipt of notices and written information furnished by the Borrower pursuant to the requirements of the Loan Documents, such Agent will promptly furnish copies thereof to the Lender Parties (by electronic means or otherwise).

     SECTION 7.02. Agents' Reliance, Etc. Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any

Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 7.03. Wachovia and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, if any, Wachovia shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term "Lender Party" or "Lender Parties" shall, unless otherwise expressly indicated, include Wachovia in its individual capacity. Wachovia and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from, and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Wachovia were not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

     SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the "INDEMNIFIED COSTS"); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower and to the extent that the same do not result from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

          (b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under
Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower and to the extent that the same do not result from such Agent's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.

          (c) For purposes of this Section 7.05, the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the aggregate unused portions of their respective Revolving Credit Commitments and Term Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

     SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower. Upon any such resignation, the Required Lenders with the consent of the Borrower (not to be unreasonably withheld) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lender Parties, with the consent of the Borrower (not to be unreasonably withheld) appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent's resignation under this
Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent's resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent's resignation hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     SECTION 7.07. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Agreements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Sections 2.07, 2.08(b) and 9.04) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.

          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

     SECTION 7.08. Collateral and Guaranty Matters. The Lender Parties (on behalf of themselves and any affiliated Secured Hedge Banks) and the Secured Hedge Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, in connection with a sale of assets or stock of a Subsidiary of the Borrower permitted under the Loan Documents:

          (a) to release any Lien on any property granted to or held by the Collateral Agent (and/or the Lender Parties and the Secured Hedge Banks, as the case may be) under any Loan Document or Secured Hedge Agreement; and

          (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.08.

     SECTION 7.09. Other Agents; Arrangers and Managers. None of the Lender Parties or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "bookrunner manager," "bookrunner," "lead arranger," "co-arranger" or "arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lender Parties as such. Without limiting the foregoing, none of the Lender Parties or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     SECTION 7.10. Intercreditor Agreement. Each of the Lender Parties hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.07) hereby (a) acknowledges that Wachovia is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent, the Collateral Agent and the collateral agent under the Intercreditor Agreement and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wachovia any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto, other than any such claim, cause of action, damage or liability relating to Wachovia's gross negligence or willful misconduct in acting in any such capacity as found in a final, non-appealable judgment by a court of competent jurisdiction. Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.07) hereby authorizes and directs Wachovia to enter into the Intercreditor Agreement on behalf of such Lender Party and agrees that Wachovia, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

                                  ARTICLE VIII

                                    GUARANTY

     SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of the Secured Hedge Agreements and the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including Post Petition Interest), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the "GUARANTEED OBLIGATIONS"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

          (b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance (after taking into account the provisions of paragraph (c) below).

          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

     SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

          (c) any taking, exchange, release or non-perfection of, or any impairment of any Lien on or security interest in, any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

          (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

          (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

          (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

          (g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

          (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

     SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

          (d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale in accordance with the Loan Documents, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section
8.03 are knowingly made in contemplation of such benefits.

     SECTION 8.04. Payments Free and Clear of Taxes, Etc. Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future Taxes and subject to the limitations set forth herein.

     SECTION 8.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit subject to the Agent's ability to release any Guarantor from its obligations in connection with a sale permitted hereunder, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties, the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 9.07. No Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (other than pursuant to transactions permitted by Section 5.02(d)) without the prior written consent of the Administrative Agent and the Lender Parties.

     SECTION 8.06. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

     SECTION 8.07. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a "GUARANTY SUPPLEMENT"), (a) such Person shall be referred to as an "ADDITIONAL GUARANTOR" and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a "GUARANTOR" shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to " THIS GUARANTY", "HEREUNDER", "HEREOF" or words of like import referring to this Guaranty, and each reference in any other Loan Document to the "GUARANTY", "THEREUNDER", "THEREOF" or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

     SECTION 8.08. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the "SUBORDINATED OBLIGATIONS") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.08:

          (a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

          (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("POST PETITION INTEREST")) before such Guarantor receives payment of any Subordinated Obligations.

          (c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

          (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and

     (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

     SECTION 8.09. Limitations on Enforcement. The Lender Parties agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender Party shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that the rights and the remedies with respect to this Guaranty may be exercised by the Administrative Agent for the benefit of the Lender Parties under the terms of this Agreement. The Lender Parties further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors (unless such Person is itself a Guarantor).

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent on their behalf upon its receipt of the consent thereof) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

          (i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VI) without the written consent of such Lender;

          (ii) postpone any date scheduled for any payment of principal or interest under Section 2.04 or 2.07, or any date fixed for the payment of fees or other amounts due the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

          (iii) reduce the principal of, or the rate of interest specified herein on, any Advance or L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or L/C Disbursement or to reduce any fee payable hereunder;

          (iv) change the order of application of any reduction in the Commitments or any prepayment of Advances between the Facilities from the application thereof set forth in the applicable provisions of Sections 2.06(a) and (b), respectively, in any manner that materially and adversely affects the Lenders under such Facilities or require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facility remains in effect without the written consent of the Majority Facility Lenders adversely affected thereby;

          (v) change any provision of this Section 9.01 without the written consent of each Lender, or change (i) the definition of (A) "Required Lenders" without the written consent of each Lender or (B) "Secured Obligations", without the written consent of each Hedge Bank or (ii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

          (vi) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

          (vii) release one or more Guarantors if such release is in respect of a material portion of the value of the Guaranties to the Lender Parties, without the written consent of each Lender;

          (viii) as to any Facility, impose any greater restriction on the ability of any Lender under such Facility to assign any of its rights or obligations hereunder without the written consent of Lenders having at least a majority of the sum of (i) the unused portion, if any, of the Commitments under such Facility plus (ii) the total outstanding amount of the Advances under such Facility, in each case, at such time then in effect. For purposes of this clause, the aggregate amount of each Lender's risk participation and funded participation in L/C Disbursements shall be deemed to be held by such Lender;

          (ix) amend Section 3.02 or waive any of the express conditions stated therein without the written consent of the Required Revolving Credit Lenders;

          (x) modify the definition of "Interest Period" so as to permit the duration of Interest Periods to be in excess of six months without regard to availability thereof to all Lenders, without the written consent of each Lender directly affected thereby; or

          (xi) change Section 2.01(d) so as to result in the expiration date of any Letter of Credit being, or to permit the expiration date of any Letter of Credit to be, after the Termination Date in respect of the Revolving Credit Facility, without the written consent of each Revolving Credit Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank and the Swing Line Bank, in addition to the Lenders required above, adversely affect the rights or duties of the Issuing Bank or the Swing Line Bank, as the case may be, under this Agreement or any Letter of Credit Agreement relating to any Letter of Credit issued or to be issued by the Issuing Bank; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 9.07(k) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

          (b) The Borrower shall be permitted to replace any Lender Party that becomes a "Non-Consenting Lender" (as defined below); provided that (i) such replacement does not conflict with any requirement of law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 9.04(c) if any Eurodollar Rate Advance owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.07, and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event that
(x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of all Lenders in accordance with the terms of this
Section 9.01 or all the Lenders with respect to a certain class of the Loans and
(z) more than 66 2/3% of such Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a "Non-Consenting Lender".

          (c) Notwithstanding the foregoing, subject to the Intercreditor Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Advances and Revolving Credit Advances and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

     SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including fax or e-mail communication) and mailed, faxed or delivered, if to any Loan Party at the address specified below its name on the signature pages hereof or of a Security Agreement Supplement delivered pursuant to Section 5.01(j) or (k); if to any Initial Lender Party, the Swing Line Bank or the Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Administrative Agent or the Collateral Agent, at its address at 201 South College Street, NC0608/CP8, Charlotte, North Carolina 28288-0608, Attention:
Syndication Agency Services, Telecopier: 704-383-0288, Telephone: 704-374-2698, with a copy to: Wachovia Bank, National Association, One Wachovia Center, 6th Floor, Charlotte, NC 28288-0760, Attention: Rob Sevin / Agency Management,
Telephone: 704-383-7546, Telecopier: 704-383-1625; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, faxed or e-mailed, be effective when deposited in the mails or transmitted by fax or e-mail, except that notices and communications to any Agent pursuant to
Article II, III or VII shall not be effective until received by such Agent. Delivery by fax of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

          (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto),

(ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by faxing the Communications to a telecopier number specified by the Administrative Agent to the Borrower or by delivering the Communications electronically in accordance with Section 5.03(f). In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the "PLATFORM").

          (c) THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, "AGENT PARTIES") HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its telecopier number set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees (i) to notify the Administrative Agent in writing (including by fax) from time to time of such Lender Party's E-mail address to which the foregoing notice may be sent by electronic transmission and
(ii) that the foregoing notice may be sent to such E-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

     SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.04. Costs and Expenses. (a) The Loan Parties agree to pay from time to time on demand (i) all reasonable out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under (in each case whether or not effective), the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, provided that so long as no Event of Default has occurred and is continuing, any third party auditors, appraisers or other consultants are engaged with the Borrower's consent, not to be unreasonably withheld, and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

          (b) The Loan Parties agree to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and settlement costs) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Acquisition) by the Borrower or any of its Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the assets of the Company or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. Each Loan Party also agrees that, without the prior written consent of the applicable Indemnified Party (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (a) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

          In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against any Loan Party or any of its Subsidiaries or Affiliates in which such Indemnified Party is not named as a defendant, such Loan Party agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel. Each Loan Party also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06 or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.10(e), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, or if the Borrower fails to borrow or continue, or Convert into, a Eurodollar Rate Advance after the Borrower has given a notice therefor hereunder, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, or to borrow, continue or Convert, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Loan Parties contained in Sections 2.10 and 2.12 and this
Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

     SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01 or otherwise with the consent of the Required Lenders, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

     SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender Party and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or obligations hereunder or any interest herein (other than pursuant to transactions permitted by Section 5.02(d)) without the prior written consent of the Lender Parties.

     SECTION 9.07. Assignments and Participations. (a) Each Lender may, and so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 2.10(e) or 9.01(b) upon at least five Business Days' notice to such Lender and the Administrative Agent will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Commitments, the Advances (including, for the purposes of this Section 9.07(a), participations in Letters of Credit and in Swing Line Advances) owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent) under each Facility for which a Commitment is being assigned, (iii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender's rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Advances or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis, (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) or 9.01(b) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.10(e) or 9.01(b) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and (viii) the Administrative Agent shall have received a processing and recordation fee of $3,500 (which fee, in the event such assignment is made as a result of a demand by the Borrower pursuant to Section 2.10(e) or

9.01(b), shall be payable by the Borrower and/or the relevant Eligible Assignee); provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more related Approved Funds.

          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, the Swing Line Bank or the Issuing Bank, as the case may be, hereunder and (ii) the Lender Party assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender Party's rights and obligations under this Agreement, such Lender Party shall cease to be a party hereto).

          (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.01 or delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, Swing Line Bank or the Issuing Bank, as the case may be.

          (d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such Assignment and Acceptance has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment in respect of such Facility retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

          (f) The Issuing Bank may assign all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

          (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances (including such Lender's participations in Letter of Credit Advances and/or Swing Line Advances) owing to it and the Note or Notes (if any) held by it); provided, however, that
(i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Loan Parties, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.12, 8.04 and 9.04(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender, provided such participant agrees to be subject to Section 2.13 as though it were a Lender. A participant shall not be entitled to receive any greater payment under Sections 2.10 and 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower's prior written consent.

          (h) Any Lender Party may, in connection with any assignment, pledge or participation or proposed assignment, pledge or participation pursuant to this
Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties furnished to such Lender Party by or on behalf of the Loan Parties; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

          (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank.

          (j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this
Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

          (k) Notwithstanding anything to the contrary contained herein, any Lender Party (a "GRANTING LENDER") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an "SPC") the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by the Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by any SPC at the time of such amendment.

          (l) Notwithstanding anything to the contrary contained herein, if at any time Wachovia assigns all of its Commitments and Advances pursuant to
Section 9.07(a), Wachovia may, (i) upon 30 days' notice to the Loan Parties and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days' notice to the Loan Parties, resign as Swing Line Bank. In the event of any such resignation as Issuing Bank or

Swing Line Bank, the Loan Parties shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Loan Parties to appoint any such successor shall affect the resignation of Wachovia as Issuing Bank or Swing Line Bank, as the case may be. If Wachovia resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letter of Credit Advances outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Advances with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in unreimbursed amounts pursuant to Section 2.03). If Wachovia resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.02.

     SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

     SECTION 9.09. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:
(a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure, other than as a result of compliance by the Issuing Bank with any order or process of any court, to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     SECTION 9.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent's or such Lender Party's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such

Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

     SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower's expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

     SECTION 9.12. Patriot Act Notice. Each Lender Party, and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender Party in order to assist the Administrative Agent and the Lender Parties in maintaining compliance with the Patriot Act.

     SECTION 9.13. Jurisdiction, Etc. (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     SECTION 9.14. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        OPEN SOLUTIONS INC.,
                                           as Borrower


                                        By /s/ Kenneth J. Saunders
                                           -------------------------------------
                                        Name: Kenneth J. Saunders
                                        Title: Executive Vice President
                                               and Chief Financial Officer


                                        HUSKY ACQUISITION CORPORATION,
                                           as a Guarantor


                                        By /s/ Kenneth J. Saunders
                                           -------------------------------------
                                        Name: Kenneth J. Saunders
                                        Title: Treasurer

                                        Address for notices:
                                        455 Winding Brook Drive
                                        Glastonbury, CT 06033


                                        MAXXAR CORPORATION,
                                           as a Guarantor


                                        By /s/ Kenneth J. Saunders
                                           -------------------------------------
                                        Name: Kenneth J. Saunders
                                        Title: Treasurer

                                        Address for notices:
                                        455 Winding Brook Drive
                                        Glastonbury, CT 06033


                                        OPEN SOLUTIONS RDS TECHNOLOGIES, INC.,
                                           as a Guarantor


                                        By /s/ Kenneth J. Saunders
                                           -------------------------------------
                                        Name: Kenneth J. Saunders
                                        Title: Treasurer

                                        Address for notices:
                                        455 Winding Brook Drive
                                        Glastonbury, CT 06033

                                        RE:MEMBER DATA SERVICES, INC.,
                                            as a Guarantor


                                        By /s/ Kenneth J. Saunders
                                           -------------------------------------
                                        Name: Kenneth J. Saunders
                                        Title: Treasurer

                                        Address for notices:
                                        455 Winding Brook Drive
                                        Glastonbury, CT 06033


                                        WILDCAT ACQUISITION CORP.,
                                           as a Guarantor


                                        By /s/ Kenneth J. Saunders
                                           -------------------------------------
                                        Name: Kenneth J. Saunders
                                        Title: Treasurer

                                        Address for notices:
                                        455 Winding Brook Drive
                                        Glastonbury, CT 06033

                                        Agents and Initial Lenders:

                                        WACHOVIA BANK, NATIONAL
                                           ASSOCIATION, as Administrative Agent,
                                           Collateral Agent, Initial Issuing
                                           Bank Initial Swing Line Bank and
                                           Initial Lender


                                        By /s/ John Bengough
                                           -------------------------------------
                                        Name: John Bengough
                                        Title: Vice President

                                        COMMERCE BANK, N.A.,
                                           as an Initial Lender


                                        By /s/ Carl Kopfinger
                                           -------------------------------------
                                        Name: Carl Kopfinger
                                        Title: Vice President

                                        THE BANK OF NEW YORK,
                                           as an Initial Lender


                                        By /s/ Scott Bognar
                                           -------------------------------------
                                        Name: Scott Bognar
                                        Title: Vice President

                                        WEBSTER BANK, NATIONAL ASSOCIATION,
                                           as an Initial Lender


                                        By /s/ Peter F. Samson
                                           -------------------------------------
                                        Name: Peter F. Samson
                                        Title: Vice President

                                OMITTED SCHEDULES

     Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Open Solutions Inc. (the "Company") has, with respect to the First Lien Senior Secured Credit Agreement, dated as of March 3, 2006, among the Company, the Guarantors named therein, the Swing Line Bank and Issuing Bank, each named therein, the lending institutions named therein, the Administrative Agent and the other parties thereto, omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.